EXHIBIT 99.1

EXPLANATORY NOTE TO SUPPLEMENTAL DISCLOSURE

On September 16, 2022, the Company (as defined below) filed a Registration Statement on Form S-11 (File No. 333-267464, the “Listing Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”). The Listing Registration Statement relates to a proposed primary public offering of shares of the Company’s common stock in conjunction with the contemplated listing of the Company’s common stock on the New York Stock Exchange (“NYSE”). The potential public offering is subject to market conditions, and there can be no assurance as to whether, or when, any such offering may be completed, or as to the size, public offering price or other terms of such offering. This supplemental disclosure is being filed with the SEC to update certain information about the Company based on information that is also contained in the Listing Registration Statement and does not constitute an offer to sell or the solicitation of an offer to buy securities in the potential public offering to which the Listing Registration Statement relates. The information in this supplemental disclosure should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the other filings the Company has made with the SEC.

Market, Industry and Other Data

We use market, industry and other data throughout this supplemental disclosure that was obtained from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but the accuracy and completeness of such information are not guaranteed. The market data includes forecasts and projections that are based on industry surveys and the preparers’ experiences in the industry, and there is no assurance that any of the forecasts or projections will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently investigated or verified this information.

Pro Rata Information

As of June 30, 2022, we owned and/or operated our 122 integrated senior health campuses through an entity of which we owned 72.9% of the ownership interests and 20 other buildings through entities of which we owned 86.0% to 98.0% of the ownership interests. Because we have a controlling interest in these entities, these entities and the properties these entities own are consolidated in our financial statements in accordance with GAAP (as defined below). However, while such properties are presented in our financial statements on a consolidated basis, we are only entitled to our pro rata share of the net cash flows generated by such properties. As a result, we have presented certain property information in this supplemental disclosure based on our pro rata ownership interest as of the applicable date in properties included in these entities and not on a consolidated basis. In such instances, information is noted as being presented on a “pro rata share” basis. We believe this presentation is useful, as it conveys our economic interest in properties included in these entities.

Certain Defined Terms

Unless the context otherwise requires, the following terms and phrases are used throughout this supplemental disclosure as described below:

•	“Affiliated MOB” means an MOB (as defined below) that, as of a specified date, has 25.0% or more of its square footage occupied by at least one healthcare system;

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“AHI Acquisition” means the October 2021 acquisition by the Operating Partnership (as defined below) in the Merger (as defined below) of a newly formed entity (“NewCo”) that owned substantially all of the business and operations of American Healthcare Investors, LLC (“AHI”) as well as (1) all of the equity interests in a subsidiary of AHI that served as the external advisor of GAHR III (as defined below) and (2) all of the equity interests in a subsidiary of AHI that served as our external advisor;

•	“Annual Base Rent” means contractual base rent for the applicable year (or portion thereof);

•	“Annualized Base Rent” means contractual base rent for the last month of the applicable period multiplied by 12;

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“Annualized Base Rent / Annualized NOI” means, when used as the denominator of a percentage, the aggregate of (1) Annualized Base Rent from leases as of June 30, 2022 for our MOBs, senior housing—leased, SNFs (as defined below) and hospitals and (2) Annualized NOI (as defined below) as of June 30, 2022 from our SHOP (as defined below) and integrated senior health campuses;

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“Annualized NOI” means the applicable propert(y)(ies) revenue and Grant Income (as defined below) accruing for the last month of the applicable period (as determined in accordance with GAAP and adjusted to eliminate the straight lining of rent revenue) minus the amount of all property operating expenses for such month (as determined in accordance with GAAP and adjusted to eliminate the straight lining of rent expense) incurred in connection with and directly attributable to the ownership and operation of such propert(y)(ies) multiplied by 12;

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•	“Board” means the board of directors of American Healthcare REIT, Inc.;

•	“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act;

•	“Code” means the Internal Revenue Code of 1986, as amended;

•	“CON” means a certificate of need or other limitation imposed by an applicable governmental organization on the number of licensed skilled nursing operators and/or beds in a particular area;

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“EIK” means an eligible independent contractor (within the meaning of Section 856(d)(9) of the Code), which is an independent contractor that, at the time such contractor enters into a management or other agreement with a TRS (as defined below) to operate a “qualified health care property,” is actively engaged in the trade or business of operating “qualified health care properties” for a person not related to the TRS or applicable REIT (as defined below);

•	“Exchange Act” means the Securities and Exchange Act of 1934, as amended;

•	“GAAP” means generally accepted accounting principles as promulgated from time to time by the Financial Accounting Standards Board in the United States of America;

•	“GAHR II” means Griffin-American Healthcare REIT II, Inc., a Maryland corporation;

•	“GAHR III” means Griffin-American Healthcare REIT III, Inc., a Maryland corporation;

•	“GLA” means gross leasable area;

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“Grant Income” means stimulus funds granted to us through various federal and state government programs, such as the CARES Act, established for eligible healthcare providers to preserve liquidity in response to lost revenues and/or increased healthcare expenses associated with the COVID-19 pandemic; such grants are not loans and, as such, are not required to be repaid, subject to certain conditions;

•	“Investment Company Act” means the Investment Company Act of 1940, as amended;

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“Merger” means the October 2021 merger of GAHR III into GAHR IV (as defined below) and of the Operating Partnership into the GAHR III operating partnership. While GAHR IV (i.e., the Company) was the legal acquiror of GAHR III in the Merger, GAHR III was determined to be the accounting acquiror in the Merger. Thus, the financial information set forth herein subsequent to the consummation of the Merger reflects results of the combined companies, and the financial information set forth herein prior to the Merger reflects GAHR III’s results;

•	“MGCL” means the Maryland General Corporation Law;

•	“MOBs” means medical office buildings;

•	“NAV” means net asset value;

•	“NOI” means net operating income as described in “Non-GAAP Financial Measures”;

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“OP units” means units of limited partnership interest in the Operating Partnership, which are redeemable for cash or, at our election, shares of our common stock on a one-for-one basis, subject to certain adjustments;

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“Operating Partnership” means American Healthcare REIT Holdings, LP, a Delaware limited partnership, through which we conduct substantially all of our business and of which Continental Merger Sub, LLC, a Delaware limited liability company and our wholly-owned subsidiary, is the sole general partner;

•	“REIT” means real estate investment trust, as defined under the Code;

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“RIDEA structure” means a structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, pursuant to which we lease certain healthcare real estate properties to a wholly-owned TRS, which in turn contracts with an EIK to operate such properties for a fee. Under this structure, the EIK receives management fees, and the TRS receives revenue from the operation of the healthcare real estate properties and retains, as profit, any revenue remaining after payment of expenses (including intercompany rent paid to us and any taxes at the TRS level) necessary to operate the property. Through the RIDEA structure, in addition to receiving rental revenue from the TRS, we retain any after-tax profit from the operation of the healthcare real estate properties, benefit from any improved operational performance and bear the risk of any decline in operating performance at the properties;

•	“Securities Act” means the Securities Act of 1933, as amended;

•	“SHOP” means senior housing operating properties;

•	“SNFs” means skilled nursing facilities;

•	“Trilogy” means Trilogy Investors, LLC, one of our consolidated joint ventures, in which we indirectly owned a 72.9% interest as of June 30, 2022;

•	“Trilogy Manager” means Trilogy Management Services, LLC, an independent third-party operator that qualifies as an EIK and manages all of our integrated senior health campuses;

•	“triple-net lease” means a lease where the tenant is responsible for making rent payments, maintaining the leased property and paying property taxes and other expenses;

•	“TRS” means taxable REIT subsidiary; and

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“we,” “our,” “us,” and “Company” mean American Healthcare REIT, Inc. (previously known as Griffin-American Healthcare REIT IV, Inc. (“GAHR IV”)), a Maryland corporation, together with its consolidated subsidiaries, including the Operating Partnership; provided, however, that statements relating to the issuer of our common stock.

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RISK FACTORS

You should carefully consider the risk factors below, together with all of the other information included in this supplemental disclosure, including our pro forma condensed combined financial information, and the other information we have filed with the SEC. If any of the risks discussed below or in other documents that we file with the SEC were to occur, our business, financial condition, liquidity, results of operations, funds from operations, modified funds from operations and prospects, and our ability to service our debt and make distributions to our stockholders at a particular rate, or at all, could be materially and adversely affected (which we refer to collectively as “materially and adversely affecting us” or having “a material adverse effect on us” and comparable phrases). Some statements in this supplemental disclosure, including statements in the following risk factors, constitute forward-looking statements. See the section titled “Cautionary Statement Concerning Forward Looking Statements.”

No assurance can be given that we will complete the contemplated underwritten primary offering of our common stock or that we will be successful in listing our common stock on the NYSE. Similarly, there can be no assurance that the public offering price per share of common stock in any offering that we may complete or that the trading price per share of our common stock on the NYSE, if we are successful in listing our common stock thereon, will exceed our current NAV per share.

In September 2022, we filed a registration statement with the SEC relating to a proposed primary public offering of shares of our common stock in conjunction with the contemplated listing of our common stock on the NYSE. Completing a public offering will require the SEC to declare the registration statement effective, and listing on the NYSE will require approval by the NYSE. Moreover, in addition to required regulatory actions, a decision to proceed with an offering and listing depends on our evaluation of market conditions and other factors, many of which are beyond our control. Accordingly, there can be no assurance as to when, or even if, we will be able to complete the public offering or successfully list our common stock on the NYSE.

We do not know the terms, including the public offering price per share, on which the contemplated underwritten primary public offering of common stock may be completed. The initial public offering price of the common stock sold in any such offering will be discussed between us and the representatives of the underwriters of such offering. Among the factors that we expect to consider in determining the initial public offering price, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. Thereafter, the market price of shares of our common stock on the NYSE will depend on numerous factors and may be volatile, and an active trading market may not develop or be maintained. There can be no assurance that the public offering price per share of common stock will equal or exceed our NAV per share, which our Board determined on March 24, 2022 to be $9.29 as of December 31, 2021, and the subsequent trading price may be below the public offering price per share.

The purchase price per share of common stock sold under our distribution reinvestment plan (the “DRIP”) prior to any listing of our common stock on the NYSE will continue to be the most recently published estimated NAV per share. No assurance can be given that the public offering price per share of common stock sold in any underwritten primary offering or that the trading price per share of our common stock on the NYSE will equal or exceed the price at which shares of common stock are sold under our DRIP. The public offering price per share of common stock sold in any underwritten primary offering or the trading price per share of our common stock on the NYSE could be below our NAV per share and the price per share that investors purchase shares at in our DRIP.

Shares of Class T common stock and Class I common stock held by current stockholders or purchased under our DRIP prior to any listing of our common stock on the NYSE will not initially be listed on the NYSE.

It is contemplated that we will list our common stock sold in the potential underwritten public offering on the NYSE in conjunction with any such offering. Currently, our stockholders own either Class T common stock or Class I common stock, and we do not intend to list our Class T common stock or Class I common stock on the NYSE. However, on the six-month anniversary of any listing of our common stock on the NYSE, outstanding shares of Class T common stock and Class I common stock will automatically be converted into shares of our NYSE-listed common stock. Accordingly, current stockholders will not be able to sell their Class T common stock or Class I common stock on the NYSE until such conversion occurs, and such shares will be less liquid than our listed common stock until such time as the automatic conversion occurs.

Risks Related to Our Business and Financial Results

The COVID-19 pandemic has adversely impacted, and will likely continue to adversely impact, our business and financial results and the ultimate impact will depend on future developments, which are highly uncertain and cannot be predicted.

As a result of the COVID-19 pandemic and related shelter-in-place, business re-opening and quarantine restrictions, our property values, revenues and financial results may decline, and our tenants and operating partners have been, and may continue to be, limited in their ability to generate income, service patients and residents, and/or properly manage our properties. In addition, as of June 30, 2022, we have experienced an approximately 8.4% decline in resident occupancies at our SHOP since February 2020, as well as a significant increase in costs for residents at our SHOP and integrated senior health campuses, which have adversely affected our financial results. Our senior housing—leased and SNF tenants have also experienced, and may continue to experience, similar pressures related to occupancy declines and expense increases, which may impact their ability to pay rent to us.

There remains significant uncertainty of the impacts and effects of the COVID-19 pandemic, as well as public perception of these matters and regional healthcare safety in our properties. Therefore, we are unable to predict the ultimate impact it will have on our tenants’ continued ability to pay rent to us or on the operating results at our SHOP and integrated senior health campuses and prior historical information should not serve as an indication of expected future performance. As such, our immediate focus continues to be on resident occupancy recovery and operating expense management. Of course, the emergence of additional variants of COVID-19 may put additional pressure on our business and financial results.

The lasting effect of the COVID-19 pandemic over the next 12 months could be significant and will largely depend on future developments, including COVID-19 vaccine booster rates; the long term efficacy of COVID-19 vaccinations and boosters; and the potential emergence of new, more transmissible or severe variants, which cannot be predicted with confidence at this time.

Although vaccines for COVID-19 that have been approved for use are generally effective, vaccine boosters may be necessary and there can be no assurance that efforts to vaccinate the public will be successful in ending the pandemic in the near term, or at all, or that vaccines will be effective against current and future COVID-19 variants. The rapid development and fluidity of this situation continues to preclude any prediction as to the ultimate adverse impact of the COVID-19 pandemic on economic and market conditions, and, as a result, present material uncertainty and risk with respect to us and the performance of our investments. The full extent of the impact and effects of the COVID-19 pandemic will depend on future developments, including, among other factors, the success of efforts to contain or treat COVID-19 and its variants, the use and distribution of effective vaccines and availability of such vaccines and vaccine boosters, potential resurgences of COVID-19, along with the related travel advisories, quarantines and business restrictions, the recovery time of the disrupted supply chains and industries, the impact on the labor market, the impact of government interventions, public perception, and the performance or valuation outlook for healthcare REIT markets and certain property types. The COVID-19 pandemic and the current financial, economic and capital markets environment, and future developments in these and other areas present uncertainty and risk and have had an adverse effect on us and may have a material adverse effect on us in the future.

We have experienced net losses in the past and we may experience additional losses in the future.

Historically, we have experienced net losses (calculated in accordance with GAAP) and we may not be profitable or realize growth in the value of our investments. Many of our losses can be attributed to start-up costs, general and administrative expenses, depreciation and amortization, as well as acquisition expenses incurred in connection with purchasing properties or making other investments.

Our prior performance may not be an accurate predictor of our ability to achieve our business objectives or of our future results.

You should not rely on our past performance to predict our future results. You should review our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that have a limited operating history, many of which may be beyond our control. For example, due to challenging economic conditions in the past, distributions to stockholders were reduced. Therefore, to be successful in this market, we must, among other things:

•	identify and acquire investments that further our business objectives and growth strategies;

•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

•	respond to competition both for investment opportunities and potential investors’ investment in us; and

•	build and expand our operational structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could materially and adversely affect us and the market price of our common stock could be highly volatile and decline significantly and stockholders could lose all or a portion of their investment.

Our success is dependent on the performance and continued contributions of certain of our key personnel and, in the event they are no longer employed by us, we could be materially and adversely affected.

Our success depends, to a significant degree, upon the continued contributions of our executives and key officers. In particular, Danny Prosky would be difficult to replace. Mr. Prosky currently serves as our Chief Executive Officer and one of our directors. In the event that Mr. Prosky or one of our other executives or key executive officers are no longer employed by us, for any reason, it could have a material adverse effect on us and we may not be able to attract and hire equally capable individuals to replace them. If we were to lose the benefit of the experience, efforts and abilities of one or more of our executives or other key officers, we could be materially and adversely affected.

Our financial results, our ability to make distributions to our stockholders and our ability to dispose of our investments are subject to international, national and local market conditions we cannot control or predict.

We are subject to the risks of an international or national economic slowdown or downturn and other changes in international, national and local market conditions. The following factors may have affected, and may continue to affect, income and yields from our properties, our ability to acquire and dispose of properties, and our overall financial results and ability to make distributions to our stockholders:

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poor economic times may result in defaults by tenants of our properties due to bankruptcy, lack of liquidity or operational failures. We may provide rent concessions, tenant improvement expenditures or reduced rental rates to maintain or increase occupancy levels;

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fluctuations as a result of supply and demand imbalances and reduced occupancies and rental rates may cause the properties that we own to decrease in value. Consequently, we may not be able to recover the carrying amount of our properties, which may require us to recognize an impairment charge or record a loss on sale in our financial results;

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reduced values of our properties may limit our ability to dispose of assets at attractive prices or to obtain or maintain debt financing secured by our properties and may reduce the availability of unsecured loans;

•	constricted access to credit may result in tenant defaults or non-renewals under leases;

•	layoffs may lead to a lower demand for medical services and cause vacancies to increase and a lack of future population and job growth may make it difficult to maintain or increase occupancy levels;

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disruptions in the financial markets, deterioration in economic conditions or a public health crisis, such as the COVID-19 pandemic, have resulted, and may continue to result, in lower occupancy in our facilities, increased vacancy rates for commercial real estate due to generally lower demand for rentable space, as well as an oversupply of rentable space;

•	governmental actions and initiatives, including risks associated with the impact of a prolonged government shutdown or budgetary reductions or impasses; and

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increased insurance premiums, real estate taxes or utilities or other expenses, such as inflation costs, will decrease our financial results and may reduce funds available for distribution to our stockholders or, to the extent such increases are passed through to tenants, may lead to tenant defaults. Also, any such increased expenses may not coincide with our ability to increase rents to tenants on turnover, which would adversely impact our financial results.

The length and severity of any economic slowdown or downturn cannot be predicted with confidence at this time. We have been, and we expect may continue to be, negatively impacted to the extent an economic slowdown or downturn is prolonged or becomes more severe.

We face significant competition for the acquisition and disposition of MOBs, senior housing, SNFs, hospitals and other healthcare-related facilities, which may impede our ability to take, and increase the cost of, such actions, which may materially and adversely affect us.

We face significant competition from other entities engaged in real estate investment activities for acquisitions and dispositions of MOBs, senior housing, SNFs, hospitals and other healthcare-related facilities, some of whom may have greater resources, lower costs of capital and higher risk tolerances than we do. Increased competition makes it more challenging for us to identify and successfully capitalize on opportunities that meet our business objectives and could improve the bargaining power of our counterparties, thereby impeding our investment, acquisition and disposition activities. If we pay higher prices per property or receive lower prices for dispositions of our MOBs, senior housing, SNFs, hospitals or other healthcare-related facilities as a result of such competition, we may be materially and adversely affected.

Our investments in, and acquisitions of, MOBs, senior housing, SNFs, hospitals and other healthcare-related facilities may be unsuccessful or fail to meet our expectations.

Some of our acquisitions may not prove to be successful. We could encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, and acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. Such expenditures may negatively affect our results of operations. Investments in and acquisitions of MOBs, senior housing, SNFs, hospitals and other healthcare-related facilities entail risks associated with real estate investments generally, including risks that the investment will not achieve expected returns, that the cost estimates for necessary property improvements will prove inaccurate or that the tenant or operator will fail to meet performance expectations. Furthermore, there can be no assurance that our anticipated acquisitions and investments, the completion of which is subject to various conditions, will be consummated in accordance with anticipated timing, on anticipated terms, or at all. In addition, we may not be able to identify off-market investment opportunities or investment opportunities that are strategically marketed to a limited number of investors at the rate that we anticipate or at all. We may be unable to obtain or assume financing for acquisitions on favorable terms or at all. Healthcare properties are often highly customizable and the development or redevelopment of such properties may require costly tenant-specific improvements. We may experience delays and disruptions to property redevelopment as a result of supply chain issues and construction material and labor shortages. We also may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and this could have a material adverse effect on us. Acquired properties may be located in new markets, either within or outside the United States, where we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area, costs associated with opening a new regional office, and unfamiliarity with local governmental and permitting procedures. As a result, we cannot assure you that we will achieve the economic benefit we expect from acquisitions, investment, development and redevelopment opportunities and may lead to impairment of such assets.

As a result of the AHI Acquisition, we are newly self-managed.

As a result of the Merger and the AHI Acquisition, we are a self-managed REIT. We will no longer bear the costs of the various fees and expense reimbursements previously paid to our and GAHR III’s former external advisors and their affiliates; however, our expenses will include the compensation and benefits of our officers and other employees, as well as overhead previously paid by our and GAHR III’s former external advisors and their affiliates. Our employees will provide services historically provided by our former external advisors and their affiliates. We are now subject to potential liabilities that are commonly faced by employers, such as workers’ disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances, and we will bear the cost of the establishment and maintenance of any of our employee compensation plans, including our Amended and Restated 2015 Incentive Plan (our “incentive plan”). In addition, prior to the Merger and AHI Acquisition, we did not operate as a self-managed REIT and may encounter unforeseen costs, expenses and difficulties associated with providing these services on a self-advised basis, which, if encountered, would adversely affect our financial results.

We are uncertain of all of our sources of debt or equity for funding our capital needs. If we cannot obtain funding on favorable terms, our ability to acquire, and make necessary capital improvements to, properties may be impaired or delayed, which could have a material adverse effect on us.

We have not identified all of our sources of debt or equity for funding, and such sources of funding may not be available to us on favorable terms or at all. If we do not have access to sufficient funding on favorable terms in the future, we may not be able to acquire, and make necessary capital improvements to, properties, pay other expenses, or expand our business when desired, or at all, which could have a material adverse effect on us.

We are dependent on tenants for our revenue, and lease terminations could reduce our ability to make distributions to our stockholders.

The successful performance of our real estate investments is materially dependent on the financial stability of our tenants. Lease payment defaults by tenants would cause us to lose the revenue associated with such leases and could reduce our ability to make distributions to our stockholders. If a property is subject to a mortgage, a default by a significant tenant on its lease payments to us may result in a foreclosure on the property if we are unable to find an alternative source of revenue to meet our mortgage payments. In the event of a tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property. Further, we cannot assure our stockholders that we will be able to re-lease the property for the rent previously received, if at all, or that lease terminations will not cause us to sell the property at a loss.

All of our integrated senior health campuses are managed by the Trilogy Manager and account for a significant portion of our revenues and operating income. Adverse developments in the Trilogy Manager’s business or financial strength could have a material adverse effect on us.

As of June 30, 2022, the Trilogy Manager managed all of the day-to-day operations for all of our integrated senior health campuses pursuant to a long-term management agreement. These integrated senior health campuses accounted for approximately 34.7% of our portfolio (based on aggregate contract purchase price on a pro rata share basis) as of June 30, 2022 and contributed approximately 34.3% of our Annualized Base Rent / Annualized NOI (on a pro rata share basis) as of such date. Although we have various rights as the joint venture owner of these integrated senior health campuses under our management agreement, we rely on the Trilogy Manager’s personnel, expertise, technical resources and information systems, proprietary information, good faith and judgment to manage our integrated senior health campuses operations efficiently and effectively, and to identify and manage development opportunities for new integrated senior health campuses. We also rely on the Trilogy Manager to provide accurate campus-level financial results for our integrated senior health campuses in a timely manner and to otherwise operate our integrated senior health campuses in compliance with the terms of our management agreement and all applicable laws and regulations. We depend on the Trilogy Manager’s ability to attract and retain skilled personnel to provide these services. A shortage of nurses or other trained personnel or general inflationary pressures may force the Trilogy Manager to enhance its pay and benefits package to compete effectively for such personnel, the cost of which we would bear in proportion to our joint venture interest, but it may not be able to offset these added costs by increasing the rates charged to residents. As such, any adverse developments in the Trilogy Manager’s business or financial strength, including its ability to retain key personnel, could impair its ability to manage our integrated senior health campuses efficiently and effectively and could have a material adverse effect on us. In addition, if the Trilogy Manager experiences any significant financial, legal, accounting or regulatory difficulties due to a weak economy, industry downturn, or otherwise, such difficulties could result in, among other adverse events, acceleration of its indebtedness, impairment of its continued access to capital, the enforcement of default remedies by its counterparties, or the commencement of insolvency proceedings by or against it under the U.S. Bankruptcy Code. Any one or a combination of these risks could have a material adverse effect on us.

In the event that our management agreement with the Trilogy Manager is terminated or not renewed, we may be unable to replace the Trilogy Manager with another suitable operator, or, if we were successful in locating such an operator, we cannot guarantee that it would manage the integrated senior health campuses efficiently and effectively or that any such transition would be completed timely, which may have a material adverse effect on us.

In the event we were to contemplate pursuing any existing or future contractual rights or remedies under our management agreement with Trilogy Manager, including termination rights (see “Our Business and Properties—Trilogy and the Trilogy Manager—Trilogy Manager Management Agreement—Term and Termination”), we would consider numerous factors, including legal, contractual, regulatory, business and other relevant considerations. In the event that we exercise our rights to terminate the management agreement with the Trilogy Manager for any reason or such agreements are not renewed upon expiration of their terms, we would attempt to reposition the affected integrated senior health campuses with another operator. Although we believe that other qualified national and regional operators would be interested in managing our integrated senior health campuses, we cannot provide any assurance that we would be able to locate another suitable operator or, if we were successful in locating such an operator, that it would manage the integrated senior health campuses efficiently and effectively or that any such transition would be completed timely or would not require substantial capital expenditures. Any such transition would likely result in disruption of the operation of such facilities, including matters relating to staffing and reporting. Moreover, the transition to a replacement operator may require approval by the applicable regulatory authorities and, in most cases, one or more of our lenders, including the mortgage lenders for certain of the integrated senior health campuses, and we cannot provide any assurance that such approvals would be granted on a timely basis, if at all. Any inability to replace, or delay in replacing, the Trilogy Manager as the operator of integrated senior health campuses with a highly qualified successor on favorable terms could have a material adverse effect on us.

The financial deterioration, insolvency or bankruptcy of one or more of our major tenants, operators, borrowers or other obligors could have a material adverse effect on us.

A downturn in any of our tenants’, operators’, borrowers’ or other obligors’ businesses could ultimately lead to voluntary or involuntary bankruptcy or similar insolvency proceedings, including but not limited to assignment for the benefit of creditors, reorganization, liquidation or winding-up. Bankruptcy and insolvency laws afford certain rights to a defaulting tenant, operator or borrower that has filed for bankruptcy or reorganization that may render certain of our remedies unenforceable or, at the least, delay our ability to pursue such remedies and realize any related recoveries. A debtor has the right to assume, or to assume and assign to a third party, or to reject its executory contracts and unexpired leases in a bankruptcy proceeding. If a debtor were to reject its leases with us, obligations under such rejected leases would cease. The claim against the rejecting debtor would be an unsecured claim, which would be limited by the statutory cap set forth in the U.S. Bankruptcy Code, and there may be insufficient assets to satisfy all unsecured claims, even ones limited by the statutory cap. This statutory cap may be substantially less than the remaining rent actually owed under the lease. In addition, a debtor may also assert in bankruptcy proceedings that leases should be re-characterized as financing agreements, which could result in our being deemed a lender instead of a landlord. A lender’s rights and remedies, as compared to a landlord’s, generally are materially less favorable, and our rights as a lender may be subordinated to other creditors’ rights.

Furthermore, the automatic stay provisions of the U.S. Bankruptcy Code would preclude us from enforcing our remedies unless we first obtain relief from the court having jurisdiction over the bankruptcy case. This would effectively limit or delay our ability to collect unpaid rent or interest payments, and we may ultimately not receive any payment at all. In addition, we would likely be required to fund certain expenses and obligations to preserve the value of our properties, avoid the imposition of liens on our properties, or transition our properties to a new tenant or operator. Additionally, we lease many of our properties to healthcare providers who provide long-term custodial care to the elderly. Evicting operators for failure to pay rent while the property is occupied typically involves specific procedural or regulatory requirements and may not be successful. Even if eviction is possible, we may determine not to do so due to reputational or other risks. Bankruptcy or insolvency proceedings typically also result in increased costs to the operator, significant management distraction, and performance declines. If we are unable to transition affected properties, they would likely experience prolonged operational disruption, leading to lower occupancy rates and further depressed revenues. Publicity about the operator’s financial troubles and bankruptcy or insolvency proceedings may also negatively impact their and our reputations, decreasing customer demand and revenues. Any or all of these risks could have a material adverse effect on us.

We may incur additional costs in re-leasing properties with specialized uses, which could materially and adversely affect us.

Some of the properties we have acquired and will seek to acquire are healthcare properties designed or built primarily for a particular tenant of a specific type of use known as a single-user facility. If we or our tenants terminate the leases for these properties or our tenants default on their lease obligations or lose their regulatory authority to operate such properties, we may not be able to locate suitable replacement tenants to lease the properties for their specialized uses. Alternatively, we may be required to spend substantial amounts to adapt the properties to other uses or incur other significant re-leasing costs. Any loss of revenues or additional capital expenditures required as a result may have a material adverse effect on us.

We may be unable to secure funds for future tenant or other capital improvements, which could limit our ability to attract, replace or retain tenants, pay our expenses and make distributions to our stockholders.

When tenants do not renew their leases or otherwise vacate their space, in order to attract replacement tenants, we have expended, and may be required to expend in the future, substantial funds for tenant improvements and leasing commissions related to the vacated space. Such tenant improvements have required, and may continue to require, us to incur substantial capital expenditures. If we have not established capital reserves for such tenant or other capital improvements, we will have to obtain financing from other sources and we have not identified any sources for such financing. We may also have future financing needs for other capital improvements to refurbish or renovate our properties. If we need to secure financing sources for tenant or other capital improvements in the future, but are unable to secure such financing or are unable to secure financing on terms we feel are acceptable, we may be unable to make tenant and other capital improvements or we may be required to defer such improvements. If this happens, it may cause one or more of our properties to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flows as a result of fewer potential tenants being attracted to the property or our existing tenants not renewing their leases. If we do not have access to sufficient funding in the future, we may also not be able to pay our expenses or make distributions to our stockholders.

A breach of information technology systems on which we rely could materially and adversely impact us.

We and our tenants and operators rely on information technology systems, including the internet and networks and systems maintained and controlled by third-party vendors and other third parties, to process, transmit and store information and to manage or support our business processes. Third-party vendors collect and hold personally identifiable information and other confidential information of our tenants, operators, patients, stockholders and employees. We also maintain confidential financial and business information regarding us and persons and entities with which we do business on our information technology systems. While we and our tenants and operators take steps to protect the security of the information maintained in our information technology systems, including the use of commercially available systems, software, tools and monitoring to provide security for processing, transmitting and storing of the information, it is possible that such security measures will not be able to prevent human error or the systems’ improper functioning, or the loss, misappropriation, disclosure or corruption of personally identifiable information or other confidential or sensitive information, including information about our tenants and employees. Cybersecurity breaches, including physical or electronic break-ins, computer viruses, phishing scams, attacks by hackers, breaches due to employee error or misconduct and similar breaches, can create, and in some instances in the past resulted in, system disruptions, shutdowns or unauthorized access to information maintained on our information technology systems or the information technology systems of our third-party vendors or other third parties or otherwise cause disruption or negative impacts to occur to our business and materially and adversely affect us. While we and, we believe, most of our tenants and operators maintain cyber risk insurance to provide some coverage for certain risks arising out of cybersecurity breaches, there is no assurance that such insurance would cover all or a significant portion of the costs or consequences associated with a cybersecurity breach. As our reliance on technology increases, so will the risks posed to our information systems, both internal and those we outsource. In addition, as the techniques used to obtain unauthorized access to information technology systems become more varied and sophisticated and the occurrence of such breaches becomes more frequent, we and our third-party vendors and other third parties may be unable to adequately anticipate these techniques or breaches and implement appropriate preventative measures. There is no guarantee that any processes, procedures and internal controls we have implemented or will implement will prevent cyber intrusions. Any failure to prevent cybersecurity breaches and maintain the proper function, security and availability of our or our third-party vendors’ and other third parties’ information technology systems could interrupt our operations, damage our reputation and brand, damage our competitive position, make it difficult for us to attract and retain tenants, and subject us to liability claims or regulatory penalties, which could materially and adversely affect us.

Risks Related to Investments in Real Estate

Uncertain market conditions could lead our real estate investments to decrease in value or may cause us to sell our properties at a loss in the future.

Our management, subject to the oversight of our Board, may exercise its discretion as to whether and when to sell a property, and we have no obligation to sell properties at any particular time or at all. We cannot predict with any certainty the various market conditions affecting real estate investments that will exist at any particular time in the future. As such, we may be purchasing our properties at a time when capitalization rates are at historically low levels and purchase prices are high. In addition, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We may not have adequate funds available to correct such defects or to make such improvements. Moreover, in acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. The value of our properties may not increase over time, which may restrict our ability to sell our properties, or in the event we are able to sell such properties, may lead to sale prices less than the prices that we paid to purchase the properties or the price at which we value the property. Additionally, we may incur prepayment penalties in the event we sell a property subject to a mortgage earlier than we otherwise had planned. Accordingly, our ability to realize potential appreciation on our real estate investments and make distributions to our stockholders will, among other things, be dependent upon uncertain market conditions.

Our real estate assets may decline in value and be subject to significant impairment losses, which may reduce our net income.

We periodically evaluate long-lived assets, primarily consisting of investments in real estate that are carried at historical cost less accumulated depreciation, for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. In our evaluation of impairment, we consider indicators such as significant negative industry or economic trends, significant underperformance relative to historical or projected future operating results and a significant change in the extent or manner in which the asset is used or significant physical change in the asset. If indicators of impairment of long-lived assets are present, we evaluate the carrying value of the related real estate investment in relation to the future undiscounted cash flows of the underlying operations. In performing this evaluation, we consider market conditions and our current intentions with respect to holding or disposing of the asset. If we determine that an impairment has occurred, we would be required to make a downward adjustment to the net book value of the property, which could have a material adverse effect on us in the period in which the impairment charge is recorded. We have recorded impairment charges related to certain properties in the six months ended June 30, 2022 and in the years ended December 31, 2021 and 2020, and may record future impairments based on actual results and changes in circumstances. Negative developments in the real estate market may cause management to reevaluate the business and macro-economic assumptions used in its impairment analysis. Changes in management’s assumptions based on actual results may have a material impact on our financial statements.

Most of our costs, such as operating and general and administrative expenses, interest expense and real estate acquisition and construction costs, are subject to inflation and may not be recoverable.

A significant portion of our operating expenses is sensitive to inflation. These include expenses for property-related costs such as insurance, utilities and repairs and maintenance. Property taxes are also impacted by inflationary changes as taxes are typically regularly reassessed in most states based on changes in the fair value of our properties. We also have ground lease expenses in certain of our properties. Ground lease costs are contractual, but in some cases, lease payments reset every few years based on changes on consumer price indexes.

Operating expenses on our non-RIDEA properties, with the exception of ground lease rental expenses, are typically recoverable through our lease arrangements, which allow us to pass through substantially all expenses associated with property taxes, insurance, utilities, repairs and maintenance, and other operating expenses (including increases thereto) to our tenants. As of June 30, 2022, the majority of our existing leases were either triple-net leases or leases that allow us to recover certain operating expenses and certain capital expenditures. Our remaining leases are generally gross leases, which only provide for recoveries of operating expenses above the operating expenses from the initial year within each lease. During inflationary periods, we expect to recover increases in operating expenses from our triple-net leases and our gross leases. As a result, we do not believe that inflation would result in a significant adverse effect on our NOI, results of operations and operating cash flows at the property level. For our RIDEA properties, increases in operating expenses, including labor, that are caused by inflationary pressures will generally be passed through to us and may materially and adversely affect us.

Our general and administrative expenses consist primarily of compensation costs, as well as professional and legal fees. Annually, our employee compensation is adjusted to reflect merit increases; however, to maintain our ability to successfully compete for the best talent, rising inflation rates has required and may continue to require us to provide compensation increases beyond historical annual merit increases, which may significantly increase our compensation costs. Similarly, professional and legal fees are also subject to the impact of inflation and expected to increase proportionately with increasing market prices for such services. Consequently, inflation is expected to increase our general and administrative expenses over time and may materially and adversely affect us.

Also, during inflationary periods, interest rates have historically increased, which would have a direct effect on the interest expense of our borrowings. Our variable-rate borrowings consist of borrowings under our credit facilities and variable-rate mortgage loans payable. Rising interest rates will also increase our interest expense on future fixed-rate borrowings. Therefore, a significant increase in inflation rates would have a material adverse impact on our interest expense.

We have long term lease agreements with our tenants that contain effective annual rent escalations that were either fixed or indexed based on a consumer price index or other index. We believe our annual lease expirations allow us to reset these leases to market rents upon renewal or re-leasing and that annual rent escalations within our long-term leases are generally sufficient to offset the effect of inflation on non-recoverable costs, such as general and administrative expenses and interest expense. However, it is possible that during higher inflationary periods like the one existing in 2022, the impact of inflation will not be adequately offset by the resetting of rents from our renewal and re-leasing activities and our annual rent escalations. As a result, during periods when the impact of inflation exceeds the annual rent escalation percentages in our current leases and the percentage increase in rents in new leases, our financial results will be impaired, potentially significantly.

Additionally, inflationary pricing may have a negative effect on the real estate acquisitions and construction costs necessary to complete our development and redevelopment projects, including, but not limited to, costs of construction materials, labor and services from third-party contractors and suppliers. Higher acquisition and construction costs could adversely impact our net investments in real estate and expected yields in our development and redevelopment projects, which may make otherwise lucrative investment opportunities less profitable to us. Any of these matters may materially and adversely affect us over time.

Our high concentrations of properties in particular geographic areas magnify the effects of negative conditions affecting those geographic areas.

We have a concentration of properties in particular geographic areas; therefore, any adverse situation that disproportionately effects one of those areas would have a magnified adverse effect on our portfolio. As of June 30, 2022, properties located in Indiana, Michigan, Ohio, Texas and Missouri accounted for approximately 32.8%, 9.3%, 8.5%, 6.4% and 5.1%, respectively, of our total property portfolio’s Annualized Base Rent / Annualized NOI. Accordingly, there is a geographic concentration of risk subject to fluctuations in each such state’s economy, real estate and other market conditions.

Our real estate investments may be concentrated in MOBs, senior housing, SNFs, hospitals or other healthcare-related facilities, making us more vulnerable to negative factors affecting these classes than if our investments were diversified beyond the healthcare industry.

As a REIT, we invest primarily in real estate. Within the real estate industry, we have acquired, and may continue to acquire, or selectively develop and own MOBs, senior housing, SNFs, hospitals and other healthcare-related facilities. As of June 30, 2022, our asset class concentrations (based on aggregate contract purchase price on a pro rata share basis) were senior housing (37.8%), MOBs (31.8%), SNFs (25.1%), hospitals (3.2%) and a debt investment (2.0%). We are subject to risks inherent in concentrating investments in real estate. These risks resulting from a lack of diversification become even greater as a result of our business objectives and growth strategies, which involve investing substantially all of our assets in clinical healthcare real estate.

A downturn in the commercial real estate industry generally could significantly adversely affect the value of our properties. A downturn in the healthcare industry could negatively affect our lessees’ ability to make lease payments to us and our operators’ ability to manage our properties efficiently and effectively. These matters could materially and adversely affect us and could be more pronounced than if we diversified our investments outside of real estate or if our portfolio did not include a substantial concentration in MOBs, senior housing, SNFs, hospitals or healthcare-related facilities.

Terrorist attacks, acts of violence or war, political protests and unrest or public health crises have affected and may affect the markets in which we operate and have a material adverse effect on us.

Terrorist attacks, acts of violence or war, political protests and unrest or public health crises (including the COVID-19 pandemic) have negatively affected, and may continue to negatively affect, our operations and our stockholders’ investments. We have acquired, and may continue to acquire, real estate assets located in areas that are susceptible to terrorist attacks, acts of violence or war, political protests or public health crises. These events may directly impact the value of our assets through damage, destruction, loss or increased security costs. Although we may obtain terrorism insurance, we may not be able to obtain sufficient coverage to fund any losses we may incur. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Further, certain losses resulting from these types of events are uninsurable or not insurable at reasonable costs. In addition, other than any reserves we may establish, we have no source of funding to repair or reconstruct any uninsured damaged property, and we cannot assure our stockholders that any such sources of funding will be available to us for such purposes in the future. Also, to the extent we must pay unexpectedly large amounts for uninsured losses, our cash flows could be impaired in a manner that would result in little or no cash being distributed to our stockholders. More generally, any terrorist attack, other act of violence or war, political protest and unrest or public health crisis could result in increased volatility in, or damage to, the United States and worldwide financial markets and economy, all of which could adversely affect our tenants’ ability to pay rent on their leases with us, our operators’ ability to manage our properties efficiently and effectively and our ability to borrow money or issue capital stock on favorable terms, which could have a material adverse effect on us.

Our business, tenants, residents and operators may face litigation and experience rising liability and insurance costs, which may materially and adversely affect us.

We currently intend to pursue insurance recovery for any losses caused by the COVID-19 pandemic, but there can be no assurance that coverage will be available under our existing policies or if such coverage is available, which and how much of our losses will be covered and what other limitations may apply. Due to the likely increase in claims as a result of the impact of the COVID-19 pandemic, insurance companies may limit or stop offering coverage to companies like ours for pandemic related claims and/or significantly increase the cost of insurance so that it is no longer available at commercially reasonable rates.

With respect to our SHOP and integrated senior health campuses, we are ultimately responsible for operational risks and other liabilities of the facility, other than those arising out of certain actions by our operator, such as gross negligence or willful misconduct. As such, operational risks include, and our resulting revenues therefore depend on, the availability and cost of general and professional liability insurance coverage or increases in insurance policy deductibles. Furthermore, because we bear such operational risks and liabilities related to our SHOP and integrated senior health campuses, we may be directly adversely impacted by potential litigation or investigations related to the COVID-19 pandemic that have occurred or may occur at those facilities, and our insurance coverage may not cover or may not be sufficient to cover any potential losses.

Additionally, as a result of the COVID-19 pandemic, the cost of insurance for our tenants, operators and residents is expected to increase as well, and such insurance may not cover certain claims related to COVID-19, which could impair their ability to pay rent to us. Our exposure to COVID-19 related litigation or investigation risk may be further increased if our operators or residents of such facilities are subject to bankruptcy or insolvency.

Any of these matters could materially and adversely affect us.

Inaccuracies in our underwriting assumptions and/or delays in the selection, acquisition, expansion or development of real properties may materially and adversely affect us.

Inaccuracies in our underwriting assumptions and/or delays we encounter in the selection, acquisition, expansion and development of real properties could materially and adversely affect us. In deciding whether to acquire, expand or develop a particular property, we make assumptions regarding the expected future performance of that property. In particular, we estimate the return on our investment based on expected construction costs, lease up velocity, occupancy, rental rates, operating expenses, capital costs and future competition. If our financial projections with respect to a new property are inaccurate, the property may fail to perform as we expected in analyzing our investment. Our development/expansion and construction projects are vulnerable to the impact of material shortages and inflation. For example, shortages and fluctuations in the price of lumber or in other important raw materials could result in delays in the start or completion of, or increase the cost of, developing one or more of our projects. Pricing for labor and raw materials can be affected by various national, regional, local, economic and political factors, including changes to immigration laws that impact the availability of labor or tariffs on imported construction materials.

In connection with our development, expansion and related construction activities, we may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, or satisfactory tax rates, incentives or abatements. Operators of new facilities we construct may need to obtain Medicare and Medicaid certification and enter into Medicare and Medicaid provider agreements and/or third-party payor contracts. In the event that the operator is unable to obtain the necessary licensure, certification, provider agreements or contracts after the completion of construction, there is a risk that we will not be able to earn any revenues on the facility until either the initial operator obtains a license or certification to operate the new facility and the necessary provider agreements or contracts or we find and contract with a new operator that is able to obtain a license to operate the facility for its intended use and the necessary provider agreements or contracts.

One of our growth strategies is to develop new and expand existing clinical healthcare real estate; we may do this directly or indirectly through joint ventures, including through Trilogy. In particular, Trilogy is currently engaged in six new developments, with a total estimated cost of approximately $137 million, and 14 expansions, with a total estimated cost of approximately $11 million. See “Our Business and Properties—Trilogy and the Trilogy Manager—Trilogy—Trilogy Developments.” Expanding and, in particular, developing properties exposes us to increased risks beyond those associated with investing in stabilized, cash flowing real estate. For example, actual costs could significantly exceed estimates (particularly during periods of rapid inflation), construction and stabilization (i.e., substantial lease-up) could take longer than expected, and occupancy and/or rental rates could prove to be lower than expected or property operating expenses could be higher. Any of these events could materially reduce any returns we achieve, or result in losses, on expansion or development projects. For the developments we have completed to date, the time to stabilization has varied, in some cases significantly, and certain developments have not yet stabilized. There can be no assurance that our current or any future development or expansion projects will be completed in accordance with our budgeted expectations, that they will achieve our underwritten returns or result in yields on cost similar to those achieved on past investments, that they will be stabilized in accordance with our expectations or at all or that, if stabilization is achieved, such stabilization will be maintained. In addition, development and expansion projects undertaken indirectly through Trilogy are primarily overseen by the Trilogy Manager, and we do not have the same level of day-to-day involvement or control over such projects that we do in a project we undertake directly. Accordingly, with respect to projects undertaken through Trilogy, we rely on the development expertise of the Trilogy Manager.

Where properties are acquired prior to the start of construction or during the early stages of construction or when an existing property is expanded, it will typically take several months to complete construction and lease available space. Development and other construction projects, subject us to uncertainties associated with re-zoning for development, environmental concerns of governmental entities and/or community groups and our builder’s ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completion of construction could give tenants the right to terminate preconstruction leases for space at a newly developed project. We may incur additional risks if we make periodic progress payments or other advances to builders prior to completion of construction. These and other such factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer or result in a loss.

If we contract with a development company for newly developed property, our earnest money deposit made to the development company may not be fully refunded.

We may acquire one or more properties under development. We anticipate that if we do acquire properties that are under development, we will be obligated to pay a substantial earnest money deposit at the time of contracting to acquire such properties, and that we will be required to close the purchase of the property upon completion of the development of the property. We may enter into such a contract with the development company even if at the time we enter into the contract, we have not yet secured sufficient financing to enable us to close the purchase of such property. However, we may not be required to close a purchase from the development company, and may be entitled to a refund of our earnest money, generally in any of the following circumstances depending on the contract:

•	the development company fails to complete the development of the property according to contractual requirements;

•	all or a specified portion of the pre-leased tenants fail to take possession under their leases for any reason; or

•	we are unable to secure sufficient financing to pay the purchase price at closing.

The obligation of the development company to refund our earnest money deposit will be unsecured, and we may not be able to obtain a refund of such earnest money deposit from it under these circumstances since the development company may be an entity without substantial assets or operations.

We may not retain any profits resulting from the sale of our properties, or receive such profits in a timely manner, because we may provide financing to the purchaser of such property.

When we decide to sell one of our properties, we may provide financing to the purchasers. When we provide financing to purchasers, we will bear the risk that the purchaser may default on its obligations under the financing, which could negatively impact cash flows from operations. Even in the absence of a purchaser default, the distribution of sale proceeds or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon the sale are actually paid, sold, refinanced or otherwise disposed of. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price, and subsequent payments will be spread over a number of years. Additionally, if any purchaser defaults under a financing arrangement with us, it could negatively impact our ability to make distributions to our stockholders.

Representations and warranties made by us in connection with sales of our properties may subject us to liability that could materially and adversely affect us.

When we sell a property, we have been required, and may continue to be required, to make representations and warranties regarding the property and other customary items. In the event of a breach of such representations or warranties, the purchaser of the property may have claims for damages against us, rights to indemnification from us or otherwise have remedies against us. In any such case, we may incur liabilities that could materially and adversely affect us.

We face possible liability for environmental cleanup costs and damages for contamination related to properties we acquire, which could materially and adversely affect us.

Because we own and operate real estate, we are subject to various international, U.S. federal, state and local environmental laws, ordinances and regulations. Under these laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Under such laws, a current owner or operator of property can be held liable for contamination on the property caused by the former owner or operator. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including the release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real estate for personal injury or property damage associated with exposure to released hazardous substances. In addition, new or more stringent laws or stricter interpretations of existing laws could change the cost of compliance or liabilities and restrictions arising out of such laws. The cost of defending against these claims, complying with environmental regulatory requirements, conducting remediation of any contaminated property, or of paying personal injury claims could be substantial and could materially and adversely affect us. In addition, the presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially impair our ability to use, lease or sell a property, or to use the property as collateral for borrowing.

Our current and future properties and our tenants may be unable to compete successfully, which could result in lower rent payments and could materially and adversely affect us.

Our current and future properties often will face competition from nearby properties that provide comparable services. Some of those competing properties are owned by governmental agencies and supported by tax revenues, and others are owned by nonprofit corporations and may be supported to a large extent by endowments and charitable contributions. These types of support are not available to our properties. Operators of competing properties may provide superior services than those provided by our operators, which could reduce the competitiveness of our properties, which could have a material adverse effect on us.

Similarly, our MOB and senior housing—leased tenants face competition from other medical practices in nearby hospitals and other medical facilities and their failure to compete successfully with these other practices could adversely affect their ability to make rental payments to us, which could materially and adversely affect us. Further, from time to time and for reasons beyond our control, referral sources, including physicians and managed care organizations, may change their lists of hospitals or physicians to which they refer patients or that are permitted to participate in the payor program. This could also adversely affect our tenants’ ability to make rental payments to us, which could materially and adversely affect us.

Ownership of property outside the United States may subject us to different or greater risks than those associated with our domestic operations.

As of June 30, 2022, we had $68,085,000 invested in the United Kingdom and the Isle of Man, or 1.5% of our portfolio, based on our aggregate purchase price of real estate investments. International development, ownership and operating activities involve risks that are different from those we face with respect to our domestic development, ownership and operating activities. For example, we have limited investing experience in international markets. If we are unable to successfully manage the risks associated with international expansion and operations, we may be materially and adversely affected.

Additionally, our ownership of properties in the United Kingdom and the Isle of Man currently subjects us to fluctuations in the exchange rates between U.S. dollars and the U.K. pound sterling, which may, from time to time, impact our financial condition, cash flows and results of operations. Revenues generated from any properties or other real estate-related investments we acquire or ventures we enter into relating to transactions involving assets located in markets outside the United States likely will be denominated in the local currency. Therefore, any investments we make outside the United States will subject us to foreign currency risk due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar, and there can be no assurance that any attempt to mitigate foreign currency risk through hedging transactions or otherwise will be successful. As a result, changes in exchange rates of any such foreign currency to U.S. dollars may material adversely affect us and the book value of our assets. In addition, changes in foreign currency exchange rates used to value a REIT’s foreign assets may be considered changes in the value of the REIT’s assets. These changes may adversely affect our status as a REIT. Further, bank accounts in a foreign currency which are not considered cash or cash equivalents may adversely affect our status as a REIT.

Acquired properties may expose us to unknown liability.

We may acquire properties or invest in joint ventures that own properties subject to liabilities and without any recourse, or with only limited recourse, against the prior owners or other third parties with respect to unknown liabilities. As a result, if a liability were asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle or contest it, which could adversely affect our results of operations and cash flow. Unknown liabilities with respect to acquired properties might include liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons against the former owners of the properties, liabilities incurred in the ordinary course of business, and claims for indemnification by general partners, directors and others indemnified by the former owners of the properties.

Risks Related to Real Estate-Related Investments

Unfavorable real estate market conditions and delays in liquidating defaulted mortgage loan investments may negatively impact mortgage loans in which we have invested and may invest, which could result in losses to us.

The investment in mortgage loans or mortgage-backed securities we have made, and may continue to make, involve special risks relating to the particular borrower or issuer of the mortgage-backed securities and we will be at risk of loss on those investments, including losses as a result of defaults on our mortgage loan investments. These losses may be caused by many conditions beyond our control, including economic conditions affecting real estate values, tenant defaults and lease expirations, interest rate levels, and the other economic and liability risks associated with real estate. If we acquire property by foreclosure following defaults under our mortgage loan investments, we will have the economic and liability risks as the owner described above. We do not know whether the values of the property securing any of our mortgage loan investments will remain at the levels existing on the dates we initially make the related investment. If the values of the underlying properties drop, our risk will increase and the values of our interests may decrease. Furthermore, if there are defaults under our mortgage loan investments, we may not be able to foreclose on or obtain a suitable remedy with respect to such investments. Specifically, we may not be able to repossess and sell the underlying properties quickly, which could reduce the value of our investment. For example, an action to foreclose on a property securing a mortgage loan is regulated by state statutes and rules and is subject to many of the delays and expenses of lawsuits if the defendant raises defenses or counterclaims. Additionally, in the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the mortgage loan.

The commercial mortgage-backed securities in which we have invested, and may continue to invest, are subject to several types of risks.

Commercial mortgage-backed securities are securities which evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the commercial mortgage-backed securities in which we have invested, and may continue to invest, are subject to all the risks of the underlying mortgage loans.

In a rising interest rate environment, the value of commercial mortgage-backed securities may be adversely affected when payments on underlying mortgages loan(s) do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The value of commercial mortgage-backed securities may also change due to shifts in the market’s perception of securitization sponsors and borrower sponsors and regulatory or tax changes adversely affecting the mortgage securities markets as a whole. In addition, commercial mortgage-backed securities are subject to the credit risk associated with the performance of the underlying mortgage properties.

Commercial mortgage-backed securities are also subject to several risks created through the securitization structuring process. Subordinate commercial mortgage-backed securities are paid to the extent that there are funds available to make payments. To the extent the collateral pool includes a large percentage of delinquent loans, there is a risk that payments on subordinate commercial mortgage-backed securities will not be fully paid. In addition, commercial mortgage-backed securities are also subject to greater credit risk than those commercial mortgage-backed securities of the same series that are more highly rated.

The mezzanine loans in which we have invested in the past, and may continue to invest, involve greater risks of loss than senior loans secured by income-producing real estate.

We have in the past, and may in the future, invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying real estate or loans secured by a pledge of the ownership interests of either the entity owning the real estate or the entity that owns the interest in the entity owning the real estate. These types of investments involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real estate because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real estate and increasing the risk of loss of principal.

We expect a portion of our real estate-related investments to be illiquid and we may not be able to adjust our portfolio in a timely manner in response to changes in economic and other conditions.

We may acquire real estate-related investments in connection with privately negotiated transactions which are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise not subject to, those laws. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. The mezzanine and bridge loans we may purchase will be particularly illiquid investments due to their short life, their unsuitability for securitization, and the greater difficulty of recoupment in the event of a borrower’s default.

Bridge loans involve a greater risk of loss than traditional investment-grade mortgage loans with fully insured borrowers.

We have in the past, and may in the future, acquire bridge loans secured by first lien mortgages on a property to borrowers who are typically seeking short-term capital to be used in an acquisition, construction or rehabilitation of a property, or other short-term liquidity needs. The typical borrower under a bridge loan has usually identified an undervalued asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management and/or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we bear the risk that we may not recover some or all of our initial expenditure.

In addition, borrowers usually use the proceeds of a conventional mortgage to repay a bridge loan. A bridge loan therefore is subject to the risk of a borrower’s inability to obtain permanent financing to repay the bridge loan. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses, and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest of the bridge loan. To the extent we suffer such losses with respect to our bridge loans, we may be materially and adversely affected.

If we sell real estate-related investments prior to their maturity, we may be forced to sell those investments on unfavorable terms or at a loss.

Our Board may choose to sell certain of our assets from time to time, including our real estate-related investments. If we plan to sell those investments prior to their maturity, we may be forced to do so at undesirable times and on unfavorable terms, which may result in losses. For instance, if we sell mortgage loans at a time when prevailing interest rates are higher than the interest rates of such mortgage loans, we would likely sell such loans at a discount to their stated principal values.

Risks Related to the Healthcare Industry

The healthcare industry is heavily regulated and new laws or regulations, changes to existing laws or regulations, loss of licensure, or failure to obtain licensure could result in the inability of our tenants to make rent payments to us or adversely affect our operators’ ability to operate facilities held in RIDEA structures.

The healthcare industry is heavily regulated by federal, state and local governmental bodies. The tenants and operators of our healthcare facilities generally will be subject to laws and regulations covering, among other things, licensure, certification for participation in government programs and relationships with physicians and other referral sources. Changes in these laws and regulations, or a tenant’s or operator’s failure to comply with these laws and regulations, could adversely affect us. For example, such non-compliance could materially and adversely affect a tenant’s ability to make rent payments to us. Similarly, were an operator of a facility held in a RIDEA structure (where we are entitled to participate in any positive operating performance of the facility) to fail to comply with a regulatory obligation, it could adversely affect the operating performance of the facility and our participation therein.

Many of our healthcare facilities and their tenants and operators require a license or CON. Failure to obtain a license or CON, or the loss of a required license or CON, would prevent a facility from operating in the manner intended by the tenant or operator. These events could materially and adversely affect a tenant’s ability to make rent payments to us or for an operator to operate a facility held in a RIDEA structure efficiently, either of which could have a material adverse effect on us. Similarly, state and local laws also may regulate expansion, including the addition of new beds or services or the acquisition of medical equipment at a facility, and the construction of healthcare-related facilities, by requiring a CON or other similar approval. State CON laws and other similar laws are not uniform throughout the United States and are subject to change. Restrictions on the expansion of our facilities could materially and adversely affect a tenant’s ability to make rent payments to us or for an operator to operate a facility held in a RIDEA structure efficiently, either of which could have a material adverse effect on us. We cannot predict the impact of state CON laws or similar laws on our development or expansion of facilities or the operations of our tenants or operators.

In addition, in certain areas state CON laws materially limit the ability of competitors to enter into the markets served by our facilities, thereby limiting competition. The repeal of CON laws could allow competitors to freely operate in previously closed markets. Any such increased competition could materially and adversely affect a tenant’s ability to make rent payments to us or for an operator to operate a facility held in a RIDEA structure efficiently, either of which could have a material adverse effect on us. These CON laws could also restrict our ability to expand in new markets.

In certain circumstances, loss of state licensure or certification or closure of a facility could ultimately result in loss of authority to operate the facility or provide services at the facility and require new CON authorization licensure and/or authorization or potential authorization from the Centers for Medicare and Medicaid Services (“CMS”) to re-institute operations. As a result, the value of the facility may be reduced, which could materially and adversely affect us.

Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the operations of our tenants and their ability to make rental payments to us or our operators’ ability to operate facilities held in RIDEA structures, either of which could materially and adversely affect us.

Sources of revenue for our tenants and operators may include the federal Medicare program, state Medicaid programs, private insurance carriers and health maintenance organizations, among others. Efforts by such payors to reduce healthcare costs will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants and operators, which could have a material adverse effect on us. In addition, the healthcare billing rules and regulations are complex, and the failure of any of our tenants or operators to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid, and other government sponsored payment programs. Moreover, the state and federal governmental healthcare payment programs are subject to reductions by state and federal legislative actions, and changes in reimbursement models may reduce our tenants’ and operators’ revenues and adversely affect our tenants’ ability to make rent payments to us or our operators’ ability to operate facilities held in RIDEA structures efficiently, either of which could have a material adverse effect on us.

The healthcare industry continues to face various challenges, including increased government and private payor pressure on healthcare providers to control or reduce costs. It is possible that our tenants and operators will continue to experience a shift in payor mix away from fee-for-service payors, resulting in an increase in the percentage of revenues attributable to reimbursement based upon value-based principles and quality driven managed care programs, and general industry trends that include pressures to control healthcare costs. Pressures to control healthcare costs and a shift away from traditional health insurance reimbursement based upon a fee for service payment to payment based upon quality outcomes have increased the uncertainty of payments.

In addition, the Patient Protection and Affordable Care Act of 2010 (the “Healthcare Reform Act”) was passed with an intent to reduce the number of individuals in the United States without health insurance and effect significant other changes to the ways in which healthcare is organized, delivered and reimbursed. Included within the legislation is a limitation on physician-owned hospitals from expanding facility capacity, unless the facility satisfies very narrow federal exceptions to this limitation. Therefore, if our tenants are physicians that own and refer to a hospital, the hospital may be limited in its operations and expansion potential, which may limit the hospital’s services and resulting revenues and may impact the owner’s ability to make rental payments.

Furthermore, the Healthcare Reform Act included new payment models with new shared savings programs and demonstration programs that include bundled payment models and payments contingent upon reporting on satisfaction of quality benchmarks. The new payment models will likely change how physicians are paid for services. These changes could negatively affect some of our tenants and operators, which could have a material adverse effect on us.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law and repealed the individual mandate financial penalty portion of the Healthcare Reform Act beginning in 2019. With the elimination of the individual mandate enforcement mechanism, several states brought suit seeking to invalidate the entire Healthcare Reform Act. On June 17, 2021, the U.S. Supreme Court dismissed this lawsuit without specifically ruling on the constitutionality of the law. However, challenges to the Healthcare Reform Act may continue. If all or a portion of the Healthcare Reform Act, including the individual mandate, is eventually ruled unconstitutional, our tenants and operators may have more patients and residents who do not have insurance coverage, which may adversely impact the tenants’ and operators’ collections and revenues. The financial impact on our tenants and operators could adversely affect a tenant’s ability to make rent payments to us or an operator’s ability to operate facilities held in RIDEA structures efficiently, either of which could have a material adverse effect on us.

We cannot predict the ultimate content, timing or effect of any further healthcare reform legislation or the impact of potential legislation on us. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare services, which may adversely impact our tenants’ ability to make rental payments to us or our operators’ ability to operate facilities held in RIDEA structures efficiently, either of, which could have a material adverse effect on us.

If seniors delay moving to senior housing facilities until they require greater care or forgo moving to senior housing facilities altogether, such action could have a material adverse effect on us.

Seniors have been increasingly delaying their moves to senior housing facilities, including to our senior housing—leased facilities and SHOP, until they require greater care and are increasingly forgoing moving to senior housing facilities altogether. The COVID-19 pandemic could cause seniors and their families to be even more reluctant to move into senior housing facilities during the pandemic. Further, rehabilitation therapy and other services are increasingly being provided to seniors on an outpatient basis or in seniors’ personal residences in response to market demand and government regulation, which may increase the trend for seniors to delay moving to senior housing facilities. Such delays may cause decreases in occupancy rates and increases in resident turnover rates at our senior housing facilities. Moreover, seniors may have greater care needs and require higher acuity services, which may increase our tenants’ and operators’ cost of business, expose our tenants and operators to additional liability, or result in lost business and shorter stays at our leased and managed senior housing facilities if our tenants and operators are not able to provide the requisite care services or fail to adequately provide those services. These trends may negatively impact the occupancy rates and revenues at our leased and managed senior housing, which could have a material adverse effect on us. Further, if any of our tenants or operators are unable to offset lost revenues from these trends by providing and growing other revenue sources, such as new or increased service offerings to seniors, our senior housing facilities may be unprofitable, we may receive lower returns and rent, and the value of our senior housing facilities may decline.

Events that adversely affect the ability of seniors and their families to afford resident fees at our senior housing facilities could cause our occupancy rates and revenues to decline, which could have a material adverse effect on us.

Costs to seniors associated with independent and assisted living services are generally not reimbursable under Medicare, and the scope of services that may be covered by Medicaid varies by state. In many cases, only seniors with income or assets meeting or exceeding the comparable median in the regions where our facilities are located typically will be able to afford to pay the entrance fees and monthly resident fees, and a weak economy, depressed housing market or changes in demographics could adversely affect their continued ability to do so. If our tenants and operators are unable to retain and attract seniors with sufficient income, assets or other resources required to pay the fees associated with independent and assisted living services and other services provided by our tenants and operators at our healthcare facilities, our occupancy rates and revenues could decline, which could, in turn, materially and adversely affect us.

Some tenants and operators of our facilities will be subject to fraud and abuse laws, the violation of which could materially and adversely affect a tenant’s ability to make rent payments to us or an operator’s ability to operate a facility held in a RIDEA structure efficiently, either of which could have a material adverse effect on us.

There are various federal, foreign and state laws prohibiting fraudulent and abusive business practices by healthcare providers who participate in, receive payments from, or are in a position to make referrals in connection with government-sponsored healthcare programs, including Medicare and Medicaid. Our contractual arrangements with tenants and operators may also be subject to these fraud and abuse laws, including federal laws such as the Anti-Kickback Statute and the Stark Law. Moreover, our agreements with tenants and operators may be required to satisfy individual state law requirements that vary from state to state, which impacts the terms and conditions that may be negotiated in such agreements.

These federal and foreign laws include:

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the Federal Anti-Kickback Statute, a criminal law which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration, directly or indirectly, overtly or covertly, in cash or in kind, in return for, or to induce, the referral of an individual for, or the purchase, order or recommendation of, of any item or service for which payment may be made under a federal healthcare program such as Medicare and Medicaid;

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the Federal Physician Self-Referral Prohibition, which, subject to specific exceptions, restricts physicians from making referrals for specifically designated health services for which payment may be made under federal healthcare programs to an entity with which the physician, or an immediate family member, has a financial relationship;

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the False Claims Act, which prohibits any person from knowingly presenting, or causing to be presented, false or fraudulent claims for payment or approval that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government, including claims paid by the Medicare and Medicaid programs;

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the Civil Monetary Penalties Law, which authorizes the U.S. Department of Health & Human Services to impose monetary penalties or exclusion from participating in state or federal healthcare programs for certain fraudulent acts;

•	the Health Insurance Portability and Accountability Act of 1996, as amended, which makes it a federal crime to defraud any health benefit plan, including private payors;

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the Exclusions Law, which authorizes the U.S. Department of Health & Human Services to exclude persons or entities from participating in state or federal healthcare programs for certain fraudulent acts; and

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the UK Bribery Act 2010, a criminal law which relates to any function of a public nature, connected with a business, performed in the course of a person’s employment or performed on behalf of a company or another body of persons, covering bribery both in the public and private sectors.

Each of these laws includes criminal and/or civil penalties for violations that range from punitive sanctions, damage assessments, penalties, imprisonment, denial of Medicare and Medicaid payments and/or exclusion from the Medicare and Medicaid programs. Monetary penalties associated with violations of these laws have been increased in recent years. Certain laws, such as the False Claims Act, allow for individuals to bring whistleblower actions on behalf of the government for violations thereof. Additionally, states in which the facilities are located may have similar fraud and abuse laws. Investigation by a federal or state governmental body for violation of fraud and abuse laws or imposition of any of these penalties upon one of our tenants or operators could materially and adversely affect a tenant’s ability to make rent payments to us or an operator’s ability to operate a facility held in a RIDEA structure efficiently, either of which could have a material adverse effect on us.

Efforts to ensure compliance with applicable healthcare laws and regulations may cause our tenants and operators to incur substantial costs that could materially and adversely affect a tenant’s ability to make rent payments to us or an operator’s ability to operate a facility held in a RIDEA structure efficiently, either of which could have a material adverse effect on us.

Adverse trends in healthcare provider operations may materially and adversely affect us.

The healthcare industry is currently experiencing:

•	changes in the demand for and methods of delivering healthcare services;

•	changes in third-party reimbursement policies;

•	significant unused capacity in certain areas, which has created substantial competition for patients among healthcare providers in those areas;

•	increased expenses for uninsured patients;

•	increased competition among healthcare providers;

•	increased liability insurance expenses;

•	continued pressure by private and governmental payors to reduce payments to providers of services;

•	increased scrutiny of billing, referral and other practices by federal and state authorities;

•	changes in federal and state healthcare program payment models;

•	increased emphasis on compliance with privacy and security requirements related to personal health information; and

•	increased instability in the Health Insurance Exchange market and lack of access to insurance plans participating in the exchange.

Additionally, in connection with the COVID-19 pandemic, many governmental entities relaxed certain licensure and other regulatory requirements relating to telemedicine, allowing more patients to virtually access care without having to visit a healthcare facility. If governmental and regulatory authorities continue to allow for increased virtual healthcare, this may affect the demand for some of our properties, such as MOBs.

These factors may negatively affect the economic performance of some or all of our tenants and operators, which could have a material adverse effect on us.

Our tenants and operators may be affected by the financial deterioration, insolvency and/or bankruptcy of other companies in the healthcare industry.

Certain companies in the healthcare industry, including some key senior housing operators, are experiencing considerable financial, legal and/or regulatory difficulties which have resulted or may result in financial deterioration and, in some cases, insolvency and/or bankruptcy. The adverse effects on these companies could have a significant impact on the industry as a whole, including but not limited to negative public perception by investors, lenders, patients and residents. As a result, our tenants and properties managed by our operators could experience the damaging financial effects of a weakened industry sector driven by negative headlines, and we could be materially and adversely affected.

Our tenants and operators may be subject to significant legal and regulatory actions that could subject them to increased operating costs and substantial uninsured liabilities, which could have a material adverse effect on us.

Our tenants and operators may become subject to claims that their services have resulted in patient injury or other adverse effects. Healthcare providers have experienced an increasing trend in the frequency and severity of professional liability and general liability insurance claims and litigation asserted against them. The insurance coverage maintained by our tenants and operators may not cover all claims made against them nor continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to our tenants and operators due to state law prohibitions or limitations of availability. As a result, tenants and operators of our MOBs, senior housing, SNFs, hospitals and other healthcare-related facilities operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. We also believe that there has been, and will continue to be, an increase in regulatory or other governmental investigations of certain healthcare providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Insurance may not always be available to cover such losses. Any adverse determination in a legal proceeding or regulatory or other governmental investigation, whether currently asserted or arising in the future, could negatively affect a tenant’s or operator’s business and financial strength. If a tenant or operator is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if uninsured punitive damages are required to be paid, or if an uninsurable government enforcement action is brought, the tenant or operator could be exposed to substantial additional liabilities, which may affect the tenant’s ability to pay rent to us or the operator’s ability to manage our properties efficiently and effectively, which could have a material adverse effect on us.

We, our tenants and our operators for our senior housing facilities and SNFs may be subject to various government reviews, audits and investigations that could materially and adversely affect us, including an obligation to refund amounts previously paid to us, potential criminal charges, the imposition of fines and/or the loss of the right to participate in Medicare and Medicaid programs.

We, our tenants and our operators for our senior housing facilities and SNFs are subject to various governmental reviews, audits and investigations to verify compliance with the Medicaid and Medicare programs and applicable laws and regulations. We, our tenants and our operators for our senior housing facilities and SNFs are also subject to audits under various government programs, including Recovery Audit Contractors, Unified Program Integrity Contractors, and other third party audit programs, in which third-party firms engaged by CMS conduct extensive reviews of claims data and medical and other records to identify potential improper payments under the Medicare and Medicaid programs. Private pay sources also reserve the right to conduct audits. An adverse review, audit or investigation could result in:

•	an obligation to refund amounts previously paid to us, our tenants or our operators pursuant to the Medicare or Medicaid programs or from private payors, in amounts that could be material to us;

•	state or federal agencies imposing fines, penalties and other sanctions on us, our tenants or our operators;

•	loss of our right, our tenants’ right or our operators’ right to participate in the Medicare or Medicaid programs or one or more private payor networks;

•	an increase in private litigation against us, our tenants or our operators; and

•	damage to our reputation in various markets.

While we, our tenants and our operators for our senior housing and SNFs have always been subject to post-payment audits and reviews, more intensive “probe reviews” appear to be a permanent procedure with our fiscal intermediaries. If the government or a court were to conclude that such errors, deficiencies or disagreements constituted criminal violations or were to conclude that such errors, deficiencies or disagreements resulted in the submission of false claims to federal healthcare programs, or if the government were to discover other problems in addition to the ones identified by the probe reviews that rose to actionable levels, we, our officers and our tenants and operators and their officers might face potential criminal charges and/or civil claims, administrative sanctions and penalties for amounts that could be material to us. In addition, we, our officers and other key personnel and our tenants and operators and their officers and other key personnel could be temporarily or permanently excluded from future participation in state and federal healthcare reimbursement programs such as Medicaid and Medicare. In any event, it is likely that a governmental investigation alone, regardless of its outcome, would divert material time, resources and attention from our management team and our staff or those of our tenants and our operators and could materially and adversely affect us during and after any such investigation or proceedings.

In cases where claim and documentation review by any CMS contractor results in repeated poor performance, a facility can be subjected to protracted oversight. This oversight may include repeat education and re-probe, extended pre-payment review, referral to recovery audit or integrity contractors, or extrapolation of an error rate to other reimbursement outside of specifically reviewed claims. Sustained failure to demonstrate improvement towards meeting all claim filing and documentation requirements could ultimately lead to Medicare and Medicaid decertification, which materially and adversely affects us. Adverse actions by CMS may also cause third party payor or licensure authorities to audit our tenants or operators. These additional audits could result in termination of third-party payor agreements or licensure of the facility, which could have a material adverse effect on us.

In addition, our tenants and operators that accepted relief funds distributed to combat the adverse effects of COVID-19 and reimburse providers for unreimbursed expenses and lost revenues may be subject to certain reporting and auditing obligations associated with the receipt of such relief funds. If these tenants or operators fail to comply with the terms and conditions associated with relief funds, they may be subject to government recovery and enforcement actions. Furthermore, regulatory guidance relating to use of the relief funds, recordkeeping requirements and other terms and conditions continues to evolve and there is a high degree of uncertainty surrounding many aspects of the relief funds. This uncertainty may create compliance challenges for tenants and operators who accepted relief funds.

The Healthcare Reform Act and similar foreign laws impose additional requirements regarding compliance and disclosure.

The Healthcare Reform Act requires SNFs to have a compliance and ethics program that is effective in preventing and detecting criminal, civil and administrative violations and in promoting quality of care. The U.S. Department of Health and Human Services included in the final rule published on October 4, 2016 the requirement for operators to implement a compliance and ethics program as a condition of participation in Medicare and Medicaid. Long-term care facilities, including SNFs, had until November 28, 2019 to comply. If our operators fall short in their compliance and ethics programs and quality assurance and performance improvement programs, if and when required, their reputations and ability to attract patients and residents could be adversely affected, which could have a material adverse effect on us.

Similar requirements also apply to healthcare properties in the UK under national law and guidance. The Health & Care Professions Council, the regulator of health, psychological and care professionals in the UK, requires a qualification to demonstrate standards of proficiency and also set standards, hold a register, quality assure education and investigate complaints. They have set out an ethical framework with standards of conduct, performance and ethics including restrictions on confidentiality and the use of social media. If any of our operators in the UK fall short in their obligations, their reputations and ability to attract patients and residents may be adversely affect which might have a material adverse effect on their business and by extension us.

Risks Related to Joint Ventures

Property ownership through joint ventures could limit our control of those investments or our decisions with respect to other investments, restrict our ability to operate and finance properties on our terms, and reduce their expected return.

In connection with the purchase of real estate, we have entered, and may continue to enter, into joint ventures with third parties. For instance, see “Our Business and Properties—Trilogy and the Trilogy Manager—Trilogy,” which describes our relationship with Trilogy, a joint venture accounting for approximately 34.7% of our portfolio (based on aggregate contract purchase price on a pro rata share basis) as of June 30, 2022 and contributing approximately 34.3% of our Annualized Base Rent / Annualized NOI (on a pro rata share basis) as of such date. We may also purchase or develop properties in co-ownership arrangements with the property sellers, developers or other parties. We may own properties through both consolidated and unconsolidated joint ventures. These structures involve participation in the investment by other parties whose interests and rights may not be the same as ours. Our joint ventures, and joint ventures we may enter into in the future, may involve risks not present with respect to our wholly owned properties, including the following:

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we may share with, or even delegate decision-making authority to, our joint venture partners regarding certain major decisions affecting the ownership or operation of the joint venture and the joint venture property, such as, but not limited to, (1) additional capital contribution requirements, (2) obtaining, refinancing or paying off debt and (3) obtaining consent prior to the sale or transfer of our interest in the joint venture to a third party, which may prevent us from taking actions that are opposed by our joint venture partners;

•	our joint venture partners might become bankrupt and such proceedings could have an adverse impact on the operations of the joint venture;

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our joint venture partners may have business interests or goals with respect to the joint venture property that conflict with our business interests and goals, which could increase the likelihood of disputes regarding the ownership, management or disposition of the property;

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disputes may develop with our joint venture partners over decisions affecting the joint venture property or the joint venture, which may result in litigation or arbitration that would increase our expenses and distract our officers from focusing their time and effort on our business, disrupt the day-to-day operations of the property, such as by delaying the implementation of important decisions until the conflict is resolved, have an adverse impact on the operations and profitability of the joint venture and possibly force a sale of the property if the dispute cannot be resolved;

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our joint venture partners may be unable to or refuse to make capital contributions when due, or otherwise fail to meet their obligations, which could require us to fund the shortfall or forego our equity in the joint venture; and

•	the activities of a joint venture could adversely affect our ability to maintain our qualification as a REIT.

As noted above, as of June 30, 2022, we indirectly own a 72.9% interest in Trilogy, a consolidated joint venture representing approximately 34.7% of our portfolio (based on aggregate contract purchase price on a pro rata share basis) and contributing approximately 34.3% of our Annualized Base Rent / Annualized NOI (on a pro rata share basis) as of such date. Approximately 23.0% of Trilogy is indirectly owned by NorthStar Healthcare Income, Inc. (“NorthStar”), with the remaining 4.1% primarily owned by affiliates of the Trilogy Manager, an EIK that manages the day-to-day operations of the joint venture. In addition to relying on the Trilogy Manager to manage the joint venture effectively, our investment in Trilogy exposes us to many of the risks described above with respect to joint venture investments generally. For example, other parties with interests in Trilogy have certain rights that could affect our investment in Trilogy. There are certain decisions that are deemed “major decisions” with respect to Trilogy’s business (such as terminating the management agreement with the Trilogy Manager, taking certain actions under the management agreement, making certain sales of the Trilogy properties, and taking certain other actions with respect to the Trilogy portfolio) that require the approval of NorthStar. It is possible that NorthStar will have interests that differ from ours, and our ability to pursue our interests we may be limited by their rights under the joint venture arrangements. Additionally, if we seek to transfer our indirect ownership interests in Trilogy, we are required to first offer such interests to NorthStar, which could delay our ability to sell such interests or adversely affect the price we receive in connection with a sale. After September 11, 2025, we and NorthStar have the right to force the sale of all of Trilogy’s assets at a price set by the party exercising such right, provided that, if this right is triggered by a party, the non-triggering party has a right to elect to purchase the Trilogy assets at such price. This could cause us to increase our investment in Trilogy or result in the sale of Trilogy at a time when we would not to choose to effect a sale.

We may structure our joint venture relationships in a manner which limits the amount we participate in the cash flows or appreciation of an investment.

We have entered, and may continue to enter, joint venture agreements, the economic terms of which may provide for the distribution of income to us otherwise than in direct proportion to our ownership interest in the joint venture. For example, while we and another joint venture party may invest an equal amount of capital in an investment, the investment may be structured such that one joint venture partner has a right to priority distributions of cash flows up to a certain target return while another joint venture partner may receive a disproportionately greater share of cash flows once such target return has been achieved. This type of investment structure may result in our joint venture partner receiving more of the cash flows, including any from appreciation, of an investment than we receive. If we do not accurately judge the appreciation prospects of a particular investment or structure the venture appropriately, we may incur losses on joint venture investments or have limited participation in the profits of a joint venture investment, either of which could reduce our ability to make distributions to our stockholders.

Risks Related to Debt Financing

We have substantial indebtedness and may incur additional indebtedness in the future, which could materially and adversely affect us.

We have substantial indebtedness and may incur additional indebtedness in the future, which could materially and adversely affect us. Though we anticipate that our overall leverage will not exceed 50.0% of the combined fair market value of all of our properties and other real estate-related investments, as determined at the end of each calendar year, our organizational documents do not place a limitation on the amount of leverage that we may incur, and we could incur leverage substantially in excess of this amount.

We expect to fund a portion of our cash needs, including funding investment activity, with additional indebtedness. Our ability to access additional debt capital and the cost of other terms thereof will be significantly influenced by our creditworthiness and any rating assigned by a rating agency, as well as by general economic and market conditions. Significant secured and unsecured indebtedness adversely affects our creditworthiness and could prevent us from achieving an investment grade credit rating or cause a rating agency to lower a rating or to place a rating on a “watchlist” for possible downgrade. Deteriorations in our creditworthiness or in any ratings that we may achieve, or the perception that any such deterioration may occur, would adversely affect our ability to access additional debt capital and increase the cost of any debt capital that is available to us and may require us to accept restrictive covenants. A reduction in our access to debt capital, an increase in the cost thereof or our acceptance of restrictive covenants could limit our ability to achieve our business objectives and pursue our growth strategies.

We may also incur mortgage debt and other property-level debt on properties that we already own in order to obtain funds to acquire additional properties or make other capital investments. In addition, we may borrow as necessary or advisable to ensure that we maintain our qualification as a REIT for U.S. federal income tax purposes, including borrowings to satisfy the REIT requirement that we distribute at least 90.0% of our annual REIT taxable income to our stockholders. However, we cannot guarantee that we will be able to obtain any such borrowings on favorable terms or at all.

If we mortgage a property and there is a shortfall between the cash flows from that property and the cash flows needed to service mortgage debt on that property, our financial results would be negatively affected and the amount of cash available for distributions to stockholders would be reduced. In addition, incurring mortgage debt increases the risk of loss of a property since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. In addition, lenders may have recourse to assets other than those specifically securing the repayment of indebtedness. For tax purposes, a foreclosure on any of our properties will be treated as a disposition of the property, which could cause us to recognize taxable income on foreclosure, without receiving corresponding cash proceeds. We may give full or partial guarantees to lenders of mortgage debt on behalf of the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity.

A significant amount of debt subjects us to many risks that, if realized, would materially and adversely affect us, including the risk that:

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our cash flow from operating activities could become insufficient to make required payments of principal and interest on our debt, which would likely result in (1) acceleration of the debt (and any other debt containing a cross-default or cross-acceleration provision), increasing the likelihood of further distress if refinancing is not available on favorable terms or at all, (2) our inability to borrow undrawn amounts under other existing financing arrangements, even if we have timely made all required payments under such arrangements, further compromising our liquidity and/or (3) the loss of some or all of our assets that are pledged as collateral in connection with our financing arrangements;

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our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that such debt will increase our investment returns in an amount sufficient to offset the associated risks relating to leverage;

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we may be required to dedicate a substantial portion of our cash flow from operating activities to payments on our debt, thereby reducing funds available for operations, future business opportunities, stockholder distributions and/or other purposes; and

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to the extent the maturity of certain debt occurs prior to the maturity of a related asset pledged or transferred as collateral for such debt, we may not be able to refinance that debt on favorable terms or at all, which may reduce available liquidity and/or cause significant losses to us.

To the extent we borrow funds at floating interest rates, we will be adversely affected by rising interest rates unless fully hedged. Rising interest rates will also increase our interest expense on future fixed-rate debt.

Interest we pay on our debt obligations reduces our financial results and cash available for distributions to our stockholders. Whenever we incur variable-rate debt, increases in interest rates would increase our interest expense unless fully hedged. Rising interest rates will also increase our interest expense on future fixed-rate debt. If we need to repay existing debt during periods of rising interest rates, which is currently the case, we could be required to sell one or more of our properties at times which may not permit realization of the maximum return on such investments, which could result in losses.

To the extent we borrow at fixed rates or enter into fixed interest rate swaps, we will not benefit from reduced interest expense if interest rates decrease.

We are exposed to the effects of interest rate changes primarily as a result of borrowings we have used to maintain liquidity and fund expansion and refinancing of our real estate investment portfolio and operations. To limit the impact of interest rate changes on earnings, prepayment penalties, and cash flows and to lower overall borrowing costs while taking into account variable interest rate risk, we have borrowed, and may continue to borrow, at fixed rates or variable rates depending upon prevailing market conditions. We have and may also continue to enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument. Therefore, to the extent we borrow at fixed rates or enter into fixed interest rate swaps, we will not benefit from reduced interest expense if interest rates decrease.

Hedging activity may expose us to risks.

We have used, and may continue to use, derivative financial instruments to hedge our exposure to changes in exchange rates and interest rates. If we use derivative financial instruments to hedge against exchange rate or interest rate fluctuations, we will be exposed to credit risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. These derivative instruments are speculative in nature and there is no guarantee that they will be effective. If we are unable to manage these risks effectively, we could be materially and adversely affected.

Lenders may require us to enter into restrictive covenants relating to our business.

When providing financing, a lender may impose restrictions on us that affect our ability to incur additional debt, make distributions to our stockholders and operate our business. We have entered into, and may continue to enter into, loan documents that contain covenants that limit our ability to further mortgage the property or discontinue insurance coverage. These or other limitations may adversely affect our flexibility and our ability to achieve our business objectives.

Interest-only indebtedness may increase our risk of default, adversely affect our ability to refinance or sell properties and ultimately may reduce our funds available for distribution to our stockholders.

We may finance or refinance our properties using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. At the time such a balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the particular property at a price sufficient to make the balloon payment. Furthermore, these required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments would likely increase at a time of rising interest rates, depending upon the adjustment terms. In addition, payments of principal and interest made to service our debt, including balloon payments, may leave us with insufficient cash to pay the distributions to our stockholders, including those that we are required to pay to maintain our qualification as a REIT. Any of these results could have a material adverse effect on us.

If we are required to make payments under any “bad boy” carve-out guaranties that we may provide in connection with certain mortgages and related loans, we could be materially and adversely affected.

In obtaining certain nonrecourse loans, we have provided, and may continue to provide, standard carve-out guaranties. These guaranties are only applicable if and when the borrower directly, or indirectly through agreement with an affiliate, joint venture partner or other third party, voluntarily files a bankruptcy or similar liquidation or reorganization action or takes other actions that are fraudulent or improper (commonly referred to as “bad boy” guaranties). Although we believe that “bad boy” carve-out guaranties are not guaranties of payment in the event of foreclosure or other actions of the foreclosing lender that are beyond the borrower’s control, some lenders in the real estate industry have recently sought to make claims for payment under such guaranties. In the event such a claim was made against us under a “bad boy” carve-out guaranty following foreclosure on mortgages or related loans, and such claim was successful, we could be materially and adversely affected.

Changes in banks’ inter-bank lending rate reporting practices or the method pursuant to which the London Interbank Offered Rate (“LIBOR”) is determined may adversely affect the value of the financial obligations to be held or issued by us that are linked to LIBOR.

LIBOR and other indices which are deemed “benchmarks” are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such “benchmarks” to perform differently than in the past, or have other consequences which cannot be predicted. As published by the Federal Reserve Bank of New York, it currently appears that, over time, U.S. dollar LIBOR may be replaced by the Secured Overnight Financing Rate (“SOFR”). The Financial Conduct Authority ceased publishing one-week and two-month LIBOR after December 31, 2021 and intends to cease publishing all remaining LIBOR index maturities after June 30, 2023. At this time, it is not known whether or when SOFR or other alternative reference rates will attain market traction as replacements for LIBOR. Market participants are still considering how various types of financial instruments and securitization vehicles should react to a discontinuation of LIBOR. It is possible that not all of our assets and liabilities will transition away from LIBOR at the same time, or to the same alternative reference rate, in each case increasing the difficulty of hedging. The process of transition involves operational risks. It is also possible that no transition will occur for many financial instruments. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be implemented. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the market for or value of any securities on which the interest or dividend is determined by reference to LIBOR, loans, derivatives and other financial obligations or on our overall financial condition, cash flows or results of operations. More generally, any of the above changes, any other consequential changes to LIBOR or any other “benchmark” as a result of international, national, or other proposals for reform or other initiatives, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of financial assets and liabilities based on or linked to a “benchmark,” including our own.

Risks Related to Our Corporate Structure and Organization

The limit on the percentage of shares of our common stock that any person may own may discourage a takeover or business combination that may have benefited our stockholders.

Our charter restricts the direct or indirect ownership by one person or entity to no more than 9.9% of the value of shares of our then outstanding capital stock (which includes common stock and any preferred stock we may issue) and no more than 9.9% of the value or number of shares, whichever is more restrictive, of our then outstanding common stock. This restriction may discourage a change of control of us and may deter individuals or entities from making tender offers for shares of our stock on terms that might be financially attractive to our stockholders or which may cause a change in our management. This ownership restriction may also prohibit business combinations that would have otherwise been approved by our Board and our stockholders. In addition to deterring potential transactions that may be favorable to our stockholders, these provisions may also decrease our stockholders’ ability to sell their shares of our common stock.

Our stockholders’ ability to control our operations is severely limited.

Our Board determines our major strategies, including our strategies regarding investments, financing, growth, capitalization, REIT qualification and distributions. Our Board may amend or revise these and other strategies without a vote of the stockholders. Under our charter and Maryland law, our stockholders have a right to vote only on the following matters:

•	the election or removal of directors;

•

the amendment of our charter, except that our Board may amend our charter without stockholder approval to change our name or the name of other designation or the par value of any class or series of our stock and the aggregate par value of our stock, increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue, or effect certain reverse stock splits;

•	our dissolution; and

•	certain mergers, consolidations, conversions, statutory share exchanges and sales or other dispositions of all or substantially all of our assets.

All other matters are subject to the sole discretion of our Board.

Conflicts of interest could arise as a result of our officers’ other positions and/or interests outside of our company.

We rely on our management for implementation of our policies and our day-to-day operations. Although a majority of their business time is spent working for our company, they may engage in other investment and business activities in which we have no economic interest. Their responsibilities to these other entities could result in action or inaction that is detrimental to our business, which could harm the implementation of our growth strategies and achievement of our business strategies. They may face conflicts of interest in allocating time among us and their other business ventures and in meeting obligations to us and those other entities.

Maryland law prohibits certain business combinations, which may make it more difficult for us to be acquired and may limit or delay our stockholders’ ability to dispose of their shares of our common stock.

Certain provisions of the MGCL, such as the business combination statute and the control share acquisition statute, are designed to prevent, or have the effect of preventing, someone from acquiring control of us. The MGCL prohibits “business combinations” between a Maryland corporation and:

•	any person who beneficially owns, directly or indirectly, 10.0% or more of the voting power of the corporation’s outstanding voting stock, which is referred to as an “interested stockholder”;

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was an interested stockholder; or

•	an affiliate of an interested stockholder.

These prohibitions last for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any business combination with the interested stockholder or an affiliate of the interested stockholder must be recommended by the corporation’s board and approved by the affirmative vote of at least 80.0% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of voting stock held by the interested stockholder. These requirements could have the effect of inhibiting a change in control even if a change in control were in our stockholders’ best interests.

Pursuant to the MGCL, our bylaws exempt us from the control share acquisition statute, which eliminates voting rights for certain levels of shares that could exercise control over us, and our Board has adopted a resolution providing that any business combination between us and any other person is exempted from the business combination statute, provided that such business combination is first approved by our Board. However, if the bylaws provision exempting us from the control share acquisition statute or our Board resolution opting out of the business combination statute were repealed in whole or in part at any time, these provisions of the MGCL could delay or prevent offers to acquire us and increase the difficulty of consummating any such offers, even if such a transaction would be in our stockholders’ best interest.

The MGCL and our organizational documents limit our stockholders’ right to bring claims against our officers and directors.

The MGCL provides that a director has no liability in such capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter requires us, to the maximum extent permitted by Maryland law, to indemnify and advance expenses to our directors and officers and our subsidiaries’ directors and officers. Additionally, our charter limits, to the maximum extent permitted by Maryland law, the liability of our directors and officers to us and our stockholders for monetary damages. Moreover, we have entered into separate indemnification agreements with each of our directors and executive officers and intend to enter into indemnification agreements with each of our future directors and executive officers. Although our charter does not limit the liability of our directors and officers or allow us to indemnify our directors and officers to a greater extent than permitted under Maryland law, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law, which could reduce our stockholders’ and our recovery against them. In addition, we may be obligated to fund the defense costs incurred by our directors and officers in some cases, which would decrease the cash otherwise available for distribution to our stockholders.

Our stockholders’ investment return may be reduced if we are required to register as an investment company under the Investment Company Act. If we become subject to registration under the Investment Company Act, we may not be able to continue our business.

We do not intend to register as an investment company under the Investment Company Act. We monitor our operations and our assets on an ongoing basis in order to ensure that neither we, nor any of our subsidiaries, meet the definition of “investment company” under Section 3(a)(1) of the Investment Company Act. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things: limitations on capital structure; restrictions on specified investments; prohibitions on transactions with affiliates; compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations; and potentially, compliance with daily valuation requirements.

To maintain compliance with our Investment Company Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. Similarly, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. Accordingly, our Board may not be able to change our investment policies as our Board may deem appropriate if such change would cause us to meet the definition of an “investment company.” In addition, a change in the value of any of our assets could negatively affect our ability to avoid being required to register as an investment company. If we were required to register as an investment company under the Investment Company Act, but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business, which would result in our stockholders’ losing all of their investment in us.

Our structure may result in potential conflicts of interest with limited partners in the Operating Partnership whose interests may not be aligned with those of our stockholders.

Our directors and officers have duties to us and our stockholders under Maryland law and our charter in connection with their management of us. At the same time, the general partner of the Operating Partnership, of which we are the sole owner, has fiduciary duties under Delaware law to the Operating Partnership and to the limited partners in connection with the management of the Operating Partnership. The duties of the general partner to the Operating Partnership and its partners may come into conflict with the duties of our directors and officers to us and our stockholders. Under Delaware law, a general partner of a Delaware limited partnership owes its limited partners the duties of good faith and fair dealing. Other duties, including fiduciary duties, may be modified or eliminated in the partnership agreement. If there is a conflict in the fiduciary duties owed by us (as the sole member of the general partner) to our stockholders on one hand and by the general partner to any limited partners on the other, we shall be entitled to resolve such conflict in favor of our stockholders.

Additionally, the partnership agreement expressly limits our liability by providing that we and our officers, directors, stockholders, trustees, representatives, agents and employees will not be liable or accountable to the Operating Partnership for (1) any act or omission performed or failed to be performed, or for any losses, claims, costs, damages, or liabilities arising from any such act or omission, (2) any tax liability imposed on the Operating Partnership or (3) any losses due to the misconduct, negligence (gross or ordinary), dishonesty or bad faith of any agents of the Operating Partnership, if we or any such person acted consistent with the obligation of good faith and fair dealing and with applicable duties of care and loyalty. In addition, the Operating Partnership is required to indemnify us and our officers, directors, employees and designees to the extent permitted by applicable law from and against any and all claims arising from operations of the Operating Partnership, unless it is established that: (1) the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified party received an improper personal benefit, in money, property or services; or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

Certain statements contained in this supplemental disclosure, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995 (collectively with the Securities Act and Exchange Act, the “Acts”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in the Acts. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “can,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “possible,” “initiatives,” “focus,” “seek,” “objective,” “goal,” “strategy,” “plan,” “potential,” “potentially,” “preparing,” “projected,” “future,” “long-term,” “once,” “should,” “could,” “would,” “might,” “uncertainty,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the SEC.

Any such forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate, and beliefs of, and assumptions made by, our management and involve uncertainties that could significantly affect our financial results. Such statements include, but are not limited to: (1) statements about our plans, strategies, initiatives and prospects; (2) statements about the anticipated impact of the Merger; (3) statements about the COVID-19 pandemic, including its duration and potential or expected impact on our business and our view on forward trends; and (4) statements about our future results of operations, capital expenditures and liquidity. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation:

•	changes in economic conditions generally and the real estate market specifically;

•	the continuing adverse effects of the COVID-19 pandemic, including its effects on the healthcare industry, senior housing and SNFs and the economy in general;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs;

•	the availability of capital;

•	our ability to pay down, refinance, restructure or extend our indebtedness as it becomes due;

•	our ability to qualify and maintain our qualification as a REIT for U.S. federal income tax purposes;

•	changes in interest rates and foreign currency risk;

•	uncertainty from the discontinuance of LIBOR and the transition to SOFR;

•	competition in the real estate industry;

•	changes in GAAP policies and guidelines applicable to REITs;

•	the success of our investment strategy;

•	information technology security breaches;

•	our ability to retain our executives and key employees;

•	unexpected labor costs and inflationary pressures; and

•	additional factors described in this supplemental disclosure under the headings “Risk Factors” and “Our Business and Properties.”

Should one or more of the risks or uncertainties described above or elsewhere in this supplemental disclosure occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this supplemental disclosure.

All forward-looking statements, expressed or implied, included in this supplemental disclosure are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on their behalf may issue.

Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this supplemental disclosure.

NON-GAAP FINANCIAL MEASURES

Net Operating Income

NOI is a non-GAAP financial measure that is defined as net income (loss), computed in accordance with GAAP, generated from properties before general and administrative expenses, business acquisition expenses, depreciation and amortization, interest expense, gain or loss on dispositions, impairment of real estate investments, income or loss from unconsolidated entities, foreign currency gain or loss, other income, and income tax benefit or expense.

NOI is not equivalent to our net income (loss) as determined under GAAP and may not be a useful measure in measuring operational income or cash flows. Furthermore, NOI should not be considered as an alternative to net income (loss) as an indication of our performance, as an alternative to cash flows from operations, as an indication of our liquidity, or indicative of cash flow available to fund our cash needs including our ability to make distributions to our stockholders. NOI should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operating performance. Investors are also cautioned that NOI should only be used to assess our operational performance in periods in which we have not incurred or accrued any business acquisition expenses.

We believe that NOI is an appropriate supplemental performance measure to reflect the performance of our operating assets because NOI excludes certain items that are not associated with the operations of the properties. We believe that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Six Months Ended June 30, 2022 and 2021

For the six months ended June 30, 2022 and 2021, we recognized government grants as Grant Income or as a reduction of property operating expenses, as applicable. The government grants helped mitigate some of the negative impact that the COVID-19 pandemic had on our financial condition and results of operations. Without such relief funds, the COVID-19 pandemic would have had a material adverse impact to our NOI. For the six months ended June 30, 2022 and 2021, NOI would have been approximately $135,078,000 and $78,301,000, respectively, excluding government grants recognized.

To facilitate understanding of this financial measure, the following is a reconciliation of net income or loss, which is the most directly comparable GAAP financial measure, to NOI for the periods presented below:

	Six Months Ended June 30,
	2022	2021
Net loss	$(16,439,000)	$(24,234,000)
General and administrative	22,047,000	14,600,000
Business acquisition expenses	1,930,000	3,998,000
Depreciation and amortization	82,282,000	52,080,000
Interest expense	43,170,000	35,259,000
(Gain) loss on dispositions of real estate investments	(683,000)	377,000
Impairment of real estate investments	17,340,000	3,335,000
(Income) loss from unconsolidated entities	(2,024,000)	2,672,000
Foreign currency loss (gain)	4,994,000	(653,000)
Other income	(1,729,000)	(463,000)
Income tax expense	373,000	658,000

Net operating income	$151,261,000	$87,629,000

NOI by segment:
Integrated senior health campuses	$72,575,000	$36,538,000
SHOP	5,588,000	6,600,000
MOBs	46,566,000	25,533,000
Senior housing—leased	10,169,000	7,131,000
SNF	11,785,000	6,584,000
Hospitals	4,578,000	5,243,000

Total NOI	$151,261,000	$87,629,000

Years Ended December 31, 2021 and 2020

For the years ended December 31, 2021 and 2020, we recognized government grants as Grant Income or as a reduction of property operating expenses, as applicable. The government grants helped mitigate some of the negative impact that the COVID-19 pandemic had on our financial condition and results of operations. Without such relief funds, the COVID-19 pandemic impact would have had a material adverse impact to our NOI. For the years ended December 31, 2021 and 2020, NOI would have been approximately $196,385,000 and $162,576,000, respectively, excluding government grants recognized.

To facilitate understanding of this financial measure, the following is a reconciliation of net income or loss, which is the most directly comparable GAAP financial measure, to NOI for the periods presented below:

	Years Ended December 31,
	2021	2020
Net (loss) income	$(53,269,000)	$8,863,000
General and administrative	43,199,000	27,007,000
Business acquisition expenses	13,022,000	290,000
Depreciation and amortization	133,191,000	98,858,000
Interest expense	72,737,000	75,184,000
Loss (gain) on dispositions of real estate investments	100,000	(1,395,000)
Impairment of real estate investments	3,335,000	11,069,000
Loss from unconsolidated entities	1,355,000	4,517,000
Foreign currency loss (gain)	564,000	(1,469,000)
Other income	(1,854,000)	(1,570,000)
Income tax expense (benefit)	956,000	(3,078,000)

Net operating income	$213,336,000	$218,276,000

NOI by segment:
Integrated senior health campuses	$95,867,000	$107,127,000
SHOP	14,826,000	23,400,000
MOBs	60,922,000	48,208,000
Senior housing—leased	16,164,000	14,460,000
SNF	15,802,000	14,535,000
Hospitals	9,755,000	10,546,000

Total NOI	$213,336,000	$218,276,000

Quarterly NOI

The following is a reconciliation of net income or loss, which is the most directly comparable GAAP financial measure, to NOI for quarterly periods presented below:

	Three Months Ended
	June 30, 2022	March 31, 2022
Net loss	$(15,542,000)	$(897,000)
Grant Income	(10,969,000)	(5,214,000)
General and administrative	10,928,000	11,119,000
Business acquisition expenses	1,757,000	173,000
Depreciation and amortization	39,971,000	42,311,000
Interest expense	20,345,000	23,325,000
Gain in fair value of derivative financial instruments	—	(500,000)
Loss (gain) on dispositions of real estate investments	73,000	(756,000)
Impairment of real estate investments	17,340,000	—
Income from unconsolidated entities	(638,000)	(1,386,000)
Foreign currency loss	3,607,000	1,387,000
Other income	(469,000)	(1,260,000)
Income tax expense	205,000	168,000

Net operating income (excluding Grant Income)	$66,608,000	$68,470,000

NOI (excluding Grant Income) by segment:
Integrated senior health campuses	$28,648,000	$27,862,000
MOBs	23,042,000	23,524,000
SHOP	1,518,000	3,952,000
Senior housing—leased	5,050,000	5,119,000
SNF	6,078,000	5,707,000
Hospitals	2,272,000	2,306,000

Total NOI (excluding Grant Income)	$66,608,000	$68,470,000

	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Net loss	$(24,999,000)	$(9,934,000)	$(11,839,000)	$(20,281,000)
Grant Income	(6,687,000)	(936,000)	(1,099,000)	(8,229,000)
General and administrative	19,591,000	13,312,000	11,004,000	11,003,000
Business acquisition expenses	5,391,000	7,433,000	5,188,000	1,562,000
Depreciation and amortization	54,777,000	37,079,000	36,955,000	38,125,000
Interest expense	23,197,000	23,846,000	23,359,000	25,091,000
Gain in fair value of derivative financial instruments	(2,744,000)	(3,374,000)	(3,237,000)	(3,276,000)
(Gain) loss on dispositions of real estate investments	(1,000)	(291,000)	241,000	335,000
Impairment of real estate investments	—	—	3,335,000	—
(Income) loss from unconsolidated entities	(933,000)	(454,000)	1,093,000	2,676,000
Foreign currency (gain) loss	(177,000)	1,394,000	(238,000)	(415,000)
Other income	(1,043,000)	(381,000)	(199,000)	(280,000)
Income tax expense	171,000	128,000	495,000	163,000

Net operating income (excluding Grant Income)	$66,543,000	$67,822,000	$65,058,000	$46,474,000

NOI (excluding Grant Income) by segment:
Integrated senior health campuses	$28,353,000	$26,192,000	$22,824,000	$4,587,000
MOBs	23,340,000	22,899,000	24,126,000	23,532,000
SHOP	1,518,000	4,420,000	3,851,000	3,999,000
Senior housing—leased	5,483,000	5,580,000	5,546,000	5,574,000
SNF	5,917,000	6,151,000	6,097,000	6,154,000
Hospitals	1,932,000	2,580,000	2,614,000	2,628,000

Total NOI (excluding Grant Income)	$66,543,000	$67,822,000	$65,058,000	$46,474,000

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Net (loss) income	$(8,163,000)	$(5,832,000)	$19,632,000	$(15,716,000)
Grant Income	(24,592,000)	(1,604,000)	(29,990,000)	—
General and administrative	10,414,000	10,641,000	11,620,000	11,023,000
Business acquisition expenses	(251,000)	111,000	26,000	243,000
Depreciation and amortization	36,993,000	37,260,000	37,293,000	37,617,000
Interest expense	22,696,000	22,068,000	22,626,000	23,844,000
(Gain) loss in fair value of derivative financial instruments	(3,197,000)	(3,213,000)	(1,601,000)	12,788,000
Gain on dispositions of real estate investments	(358,000)	(1,037,000)	—	—
Impairment of real estate investments	3,311,000	3,064,000	3,232,000	5,102,000
Loss (income) from unconsolidated entities	1,776,000	3,233,000	(1,769,000)	649,000
Foreign currency (gain) loss	(2,772,000)	(1,945,000)	183,000	3,065,000
Other income	(300,000)	(211,000)	(780,000)	(563,000)
Income tax (benefit) expense	(136,000)	111,000	157,000	(3,210,000)

Net operating income (excluding Grant Income)	$35,421,000	$62,646,000	$60,629,000	$74,842,000

NOI (excluding Grant Income) by segment:
Integrated senior health campuses	$(6,735,000)	$17,515,000	$14,297,000	$28,196,000
MOBs	22,764,000	23,103,000	22,940,000	22,843,000
SHOP	5,090,000	6,978,000	8,520,000	9,055,000
Senior housing—leased	5,503,000	6,265,000	5,444,000	5,285,000
SNF	6,181,000	6,161,000	6,769,000	6,817,000
Hospitals	2,618,000	2,624,000	2,659,000	2,646,000

Total NOI (excluding Grant Income)	$35,421,000	$62,646,000	$60,629,000	$74,842,000

OUR BUSINESS AND PROPERTIES

Company Overview

We are a leading internally-managed REIT that acquires, owns and operates a diversified portfolio of clinical healthcare real estate properties, focusing primarily on MOBs, senior housing, SNFs, hospitals and other healthcare-related facilities. We have built a fully-integrated management platform, with approximately 113 employees, that operates clinical healthcare properties throughout the United States, the United Kingdom and the Isle of Man. As of June 30, 2022, we had approximately $4.5 billion of total assets and were the ninth largest public reporting healthcare REIT (based on total assets). As of June 30, 2022, we owned and/or operated 313 buildings and integrated senior health campuses, representing an aggregate of approximately 19.5 million square feet of GLA.

Our long-standing track record of execution and expertise across multiple clinical healthcare asset classes is the foundation upon which we have built a strong, diversified portfolio of assets with a broad geographic footprint. Members of our management team have overseen the acquisition of approximately $9.3 billion in healthcare real estate investments (based on aggregate contract purchase price) over the last 16 years, on behalf of us and three other prior public reporting REITs. This long-standing track record of execution has allowed us to develop and foster deep operator, tenant and industry relationships, which we believe, in turn, have allowed us to access attractive investments and deliver favorable risk-adjusted returns. We believe that we are effectively positioned to grow over the near- and long-term through multiple operating segments, which include six reportable business segments—MOBs, integrated senior health campuses, SHOP, senior housing—leased, SNFs and hospitals.

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MOBs. We value the stable and reliable cash flows our MOBs provide our portfolio, which we believe are particularly valuable during market disruptions and recessionary periods. As of June 30, 2022, we owned 105 MOBs that we lease to third parties, accounting for approximately 31.8% of our portfolio (based on aggregate contract purchase price on a pro rata share basis). These properties are similar to commercial office buildings, but typically require specialized infrastructure to accommodate physicians’ offices and examination rooms, as well as some ancillary uses, including pharmacies, hospital ancillary service space and outpatient services, such as diagnostic centers, rehabilitation clinics and outpatient-surgery operating rooms. As of June 30, 2022 and based on square feet, approximately 70.0% of our MOBs were Affiliated MOBs. Our MOBs are typically multi-tenant properties leased to healthcare providers (hospitals and physician practices) under leases that generally provide for recovery of certain operating expenses and certain capital expenditures and have initial terms of five to 10 years with fixed annual rent escalations (historically ranging from 2% to 3% per year).

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Integrated Senior Health Campuses. Integrated senior health campuses are a valuable component of our portfolio because of their ability to provide a continuum of care as residents require increasing levels of care. As of June 30, 2022, we owned and/or operated 122 integrated senior health campuses, accounting for approximately 34.7% of our portfolio (based on aggregate contract purchase price on a pro rata share basis). These facilities allow residents to “age-in-place” by providing independent living, assisted living, memory care, skilled nursing and certain ancillary services, all within a single campus setting. Integrated senior health campuses predominantly focus on need-driven segments of senior care (i.e., assisted living, memory care and skilled nursing) and charge market rents in lieu of entry fees, as is commonly the case with continuing care retirement communities. Predominantly all of our integrated senior health campuses are operated utilizing a RIDEA structure, allowing us to participate in the upside from any improved operational performance and bear the risk of any decline in operating performance.

All of our integrated senior health campuses are held by Trilogy, one of our consolidated joint ventures in which we indirectly owned a 72.9% interest as of June 30, 2022, and are managed by a third-party operator, the Trilogy Manager. The management agreement between Trilogy and the Trilogy Manager limits the Trilogy Manager’s ability to compete with us and our portfolio and provides us exclusive rights to future opportunities identified by the Trilogy Manager, including future developments.

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SHOP. Our SHOP segment has the potential for embedded growth through the ongoing recovery from the COVID-19 pandemic and demand growth from an aging U.S. population. As of June 30, 2022, we owned and operated 47 senior housing facilities in our SHOP segment, accounting for approximately 17.8% of our portfolio (based on aggregate contract purchase price on a pro rata share basis). Senior housing facilities cater to different segments of the elderly population based upon their personal needs and include independent living, assisted living and memory care facilities. Residents of assisted living facilities typically require limited medical care but need assistance with eating, bathing, dressing and/or medication management. Services provided by operators at these facilities are primarily paid for by the residents directly or through private insurance and are therefore less reliant on government reimbursement programs, such as Medicaid and Medicare. The facilities in our SHOP segment are operated utilizing RIDEA structures, allowing us to participate in the upside from any improved operational performance and bear the risk of any decline in operating performance.

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Senior Housing—Leased. As of June 30, 2022, we owned 20 senior housing facilities that we lease to third parties within our senior housing—leased segment, accounting for approximately 4.3% of our portfolio (based on aggregate contract purchase price on a pro rata share basis). The facilities are leased to a single tenant under a triple-net lease structure with approximately 12 to 15 year initial terms and fixed annual rent escalations (historically ranging from 2% to 3% per year), and require minimum lease coverage ratios. We commonly structure senior housing—leased assets under a single master lease covering multiple facilities in order to diversify our master tenant’s sources of rent and mitigate risk.

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SNFs. As of June 30, 2022, we owned 17 SNFs that we lease to third parties, accounting for approximately 6.1% of our portfolio (based on aggregate contract purchase price on a pro rata share basis). SNF residents are generally higher acuity and need assistance with eating, bathing, dressing and/or medication management and also require available 24-hour nursing care. SNFs offer restorative, rehabilitative and custodial nursing care for people who cannot live independently but do not require the more extensive and sophisticated treatment available at hospitals. Skilled nursing services provided by our tenants in SNFs are paid for either by private sources or through the Medicare and Medicaid programs. Our SNFs are leased to a single tenant under a triple-net lease, typically with 12 to 15 year initial terms, fixed annual rent escalations (historically ranging from 2% to 3% per year) and require minimum lease coverage ratios. We commonly structure SNFs under a master lease with multiple facilities in order to diversify our master tenant’s sources of rent and mitigate risk. We typically focus on SNF investments in states that require a CON in order to develop new SNFs, which we believe reduces the risk of over-supply.

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Hospitals. As of June 30, 2022, we have one wholly-owned hospital and one hospital in which we own an approximately 90.6% interest, which together account for approximately 3.3% of our portfolio (based on aggregate contract purchase price on a pro rata share basis). Services provided by operators and tenants in our hospitals are paid for by private sources, third-party payors (e.g., insurance and health maintenance organizations) or through the Medicare and Medicaid programs. Our hospital properties include acute care, long-term acute care, specialty and rehabilitation services and are leased to single tenants or operators under triple-net lease structures.

Competitive Strengths

We believe we possess the following competitive strengths that enable us to implement our business objectives and growth strategies and distinguish us from other market participants:

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Favorable Industry Tailwinds Primarily Driven by an Aging Demographic. An aging U.S. population is expected to drive significant incremental demand for healthcare and the real estate needed to support it. Consequently, healthcare expenditures in the United States as a share of total gross domestic product are expected to continue to grow. Accordingly, we expect that an aging demographic, anticipated increases in healthcare expenditures and a shift in site of care to emphasize outpatient facilities will drive incremental demand for superior healthcare real estate.

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Diversified Portfolio of High-Quality Properties with National Footprint to Provide Stability. We believe that we have a high-quality portfolio that is diversified by clinical healthcare asset class, segment, geography, market and tenant, and is cross-diversified within each asset class (e.g., property-type diversification within a geographic area). As discussed above, we believe that each of our clinical healthcare asset classes will benefit from demographic trends, driving the need for additional healthcare services. We also believe that each of these clinical healthcare asset classes has qualities, including the relatively non-discretionary nature of healthcare spending, that support operating performance throughout market cycles and reduce the risks posed by economic slowdowns. We believe that our diversified portfolio provides us with acquisition flexibility, positioning us for potential significant growth, and mitigates the risks inherent in a concentration in one or a limited number of clinical healthcare asset classes, segments, geographies, markets or tenants, including risks presented by adverse industry trends, the ongoing COVID-19 pandemic, economic downturns in a particular geographic area and tenant bankruptcies.

The below charts illustrate our clinical healthcare asset class and segment diversification as of June 30, 2022 (based on aggregate contract purchase price on a pro rata share basis).

We believe our SHOP and integrated senior health campus exposure provides significant upside potential through the COVID recovery and compelling demographics (see “—Embedded Growth Potential from COVID-19 Recovery in SHOP and Integrated Senior Health Campuses Portfolio” below). We believe our significant MOB exposure increases the stability of our portfolio, as MOBs are relatively stable in terms of utilization and occupancy levels. Services provided at MOBs are, to a significant degree, often non-discretionary and, for that reason, we believe MOBs exhibit resilience during market cycles and economic slowdowns. The occupancy of our MOB portfolio was 89.9% as of March 31, 2020, prior to the impact of the COVID-19 pandemic, has not been below 89.7% since then, and was 90.3% as of June 30, 2022. Additionally, we believe MOB tenants tend to renew leases at a higher rate than traditional office tenants, due to their need for proximity to associated healthcare systems, patient populations and need for specialized property features.

We focus on maintaining a diversified portfolio of properties that are strategically located or otherwise important to the tenant’s business. As of June 30, 2022, we leased our properties to a diversified group of 651 tenants across a broad range of the healthcare industry, including both private and government-affiliated tenants. In addition, we have a geographically diversified portfolio of properties located in 36 states, the United Kingdom and the Isle of Man.

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Embedded Growth Potential from COVID-19 Recovery in SHOP and Integrated Senior Health Campuses Portfolio. As illustrated in the chart below, for the six months ended June 30, 2022, approximately 52.5% our portfolio (based on aggregate contract purchase price on a pro rata share basis) consisted of SHOP and integrated senior health campuses operated utilizing RIDEA structures, which allow us to participate in the upside from any improved operational performance and bear the risk of any decline in operating performance.

We believe the recovery of our SHOP and integrated senior health campus performance from the impact of the COVID-19 pandemic (as illustrated by the below chart) will generally continue and that such recovery over time towards pre-pandemic levels will drive our overall portfolio performance.

(1)

Represents $7.1 million multiplied by four, which is the annualized difference between the combined NOI (less Grant Income) from our SHOP and integrated senior health campus segments for the pre-pandemic quarter ended March 31, 2020 and the quarter ended June 30, 2022. Realizing this potential additional NOI would require us to achieve and maintain combined NOI (less Grant Income) from our SHOP and integrated senior health campus segments at least equal to the combined NOI (less Grant Income) from our SHOP and integrated senior health campus segments for the pre-pandemic quarter ended March 31, 2020. No assurance can be given as to when, or even if, we will be successful in achieving pre-pandemic levels of NOI or whether such levels would be maintained.

(2)

Represents the combined NOI (less Grant Income) from our SHOP and integrated senior health campus segments for the applicable periods. See “Non-GAAP Financial Measures” included elsewhere in this supplemental disclosure for a reconciliation of NOI to Net Income (Loss).

(3)	Represents the weighted average combined occupancy of our SHOP and integrated senior health campus segments as of the last day of the applicable period.

In addition, we believe that favorable demographic characteristics in many of the markets in which our assets are located will further support occupancy and revenue growth. We also believe our SHOP and integrated senior health campuses assets provide a valuable hedge against inflation, as the short-term nature of resident leases (typically for a term of one year or less) creates the opportunity for operators to adjust rents to reflect current market conditions.

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Demonstrated Capital Allocation and Portfolio Growth. Our substantial experience in multiple clinical healthcare asset classes allows us to dynamically adjust our acquisition focus on the asset classes that we believe will provide the most attractive risk-adjusted returns at any point in time to take advantage of the most compelling market pricing in each asset class and continue to grow when other asset classes may have unattractive terms. We believe this broadens our investment opportunities and prospects for sustained growth. Members of our management team have overseen the acquisition of approximately $9.3 billion in healthcare real estate investments (based on aggregate contract purchase price) over the last 16 years, on behalf of us and three other prior public reporting REITs. As reflected in the below chart, from the inception of GAHR III (the company that we merged with in the Merger) in February 2014 through June 30, 2022, we and GAHR III acquired and developed assets with an aggregate contract purchase price or construction cost (including licensing and furniture and fixture expenditures), respectively, of approximately $4.7 billion.

We believe that we maintain a competitive advantage in acquiring properties because of the scale of our business and the experience of our management team, particularly its experience in investing in properties in multiple clinical healthcare asset classes. We believe this experience allows us to identify off-market investment opportunities and investment opportunities that are strategically marketed to a limited number of investors, providing us with the opportunity to purchase assets outside of broadly-marketed, competitive bidding processes. In addition, while we have significant scale, we believe that our smaller asset size relative to certain other similar publicly traded companies potentially allows for more rapid growth at lower transaction volumes.

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Cohesive Management Team with Experience through Market Cycles. Certain members of our management team have been together for 16 years or more, and our senior management team (consisting of eight executives) has an average of approximately 28 years of healthcare industry or real estate industry experience per person, including at two of the three largest healthcare REITs—Healthpeak Properties, Inc. (NYSE: PEAK) and Ventas, Inc. (NYSE: VTR). Danny Prosky, our Chief Executive Officer and President, has over 30 years of experience within the healthcare and real estate industries. He has significant knowledge of, and relationships within, these industries, due in part to his work at another publicly traded healthcare REIT and other healthcare companies. Our management team has a proven track record of successfully acquiring and managing portfolios of clinical healthcare assets and operating public reporting REITs (including handling SEC reporting, compliance and proactively monitoring the requisite internal controls) through various market cycles. In particular, our management team has built and managed four public healthcare REITs since 2006, including building our current portfolio since February 2014 and, for GAHR II, raising approximately $2.8 billion of equity, completing approximately $3.0 billion of gross investments, and, five years after launch, selling GAHR II for $4.0 billion to NorthStar Realty Finance Corp. (now known as DigitalBridge Group, Inc. (NYSE: DBRG)). We benefit from the significant experience of our management team and its ability to effectively navigate changing market conditions in an effort to seek to achieve attractive risk-adjusted returns.

We believe our management team’s depth of experience in the healthcare and real estate industries (including underwriting debt and equity investments in clinical healthcare assets), and operations and finance, provide us with significant perspective in underwriting potential investments. Our rigorous investment underwriting process focuses on both healthcare and real estate operations, and includes a detailed analysis of the property, including historical and projected cash flow and capital needs, visibility of location, quality of construction, and local economic, demographic and regulatory factors. Our investment underwriting process also includes an analysis of the financial strength and operational experience of the healthcare tenant or operator and, if applicable, its management team. We believe our underwriting process will support our ability to seek to achieve attractive risk-adjusted returns for our stockholders.

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Deep Operator, Tenant and Industry Relationships. Over the past 16 years, our management team has developed an extensive network of relationships with high-quality operators, tenants and other participants in the healthcare and real estate industries. We seek to maintain and develop relationships with partners that possess local market knowledge, have demonstrated hands-on management and have proven track records. Our long-term participation in the healthcare and real estate industries and reputation as an experienced and collaborative partner across multiple clinical healthcare asset classes has allowed us to expand many of our existing relationships through new investments and allows us to develop new relationships with high quality operators and tenants. We believe these relationships will continue to provide us with off-market investment opportunities and investment opportunities that are strategically marketed to a limited number of investors, providing us with the opportunity to purchase assets outside of broadly-marketed, competitive bidding processes. The below chart shows our top 10 tenants and operators as of June 30, 2022 (based on our pro rata share of Annualized Base Rent / Annualized NOI).

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Our Trilogy Investment Creates an Opportunity to Invest in Unique Integrated Senior Health Campuses that have Demonstrated Compelling Post-Pandemic Growth. All of our integrated senior health campuses are held in Trilogy, one of our consolidated joint ventures in which we indirectly owned a 72.9% interest as of June 30, 2022. These facilities allow residents to “age-in-place” by providing independent living, assisted living, memory care, skilled nursing and certain ancillary services, all within a single campus setting. Since investing in Trilogy in December 2015, we have grown our portfolio of integrated senior health campuses from 97 to 122 properties as of June 30, 2022, primarily by developing and managing purpose-built facilities that include both assisted living and skilled nursing units and often include independent living and memory care. Since our Trilogy occupancy reached a low point during the pandemic in the fourth quarter of 2020, our Trilogy occupancy has grown from 66.9% as of December 31, 2020 to 81.7% as of June 30, 2022. In addition, from the first quarter of 2021 to the second quarter of 2022, while our quarterly net loss decreased by 23.4% and our quarterly NOI (excluding Grant Income) increased by 43.3%, quarterly Trilogy NOI grew by 524.5%. See “Non-GAAP Financial Measures” included elsewhere in this supplemental disclosure for a reconciliation of NOI to Net Income (Loss). All of these facilities are managed by the Trilogy Manager, an independent third-party operator of senior living communities founded in 1997, with approximately 15,300 employees as of June 30, 2022. The Trilogy Manager has a well-established track record of high-quality care that drives performance at these facilities. The management agreement between Trilogy and the Trilogy Manager limits the Trilogy Manager’s ability to compete with us and our portfolio.

Key drivers of the success of our Trilogy investment, include: (1) providing residents with the ability to “age-in-place” and increase their level of care without changing facilities; (2) providing both assisted living and skilled nursing units within the same facility, resulting in operational efficiencies and cost savings; (3) using size and geographic concentrations to seek efficiencies (for example, the Trilogy Manager leverages centralized key business functions, such as recruiting, marketing and compliance, for use by multiple facilities, and the Trilogy Manager has developed an “internal agency” of nurses, called Flex Force, that can work as needed at different facilities, eliminating the need for costly third-party staffing agencies and increasing the ability to maintain consistent high-quality service); (4) newer buildings with an average age of 9.6 years; (5) emphasizing post-acute skilled nursing, which provides a source of future assisted living residents; and (6) utilizing the Trilogy Manager development teams to identify, source and manage the ground-up development of facilities (for example, over the past seven years the Trilogy Manager has sourced three to five facilities for Trilogy annually, which we believe is scalable and will provide potential opportunities for future growth).

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Robust Operating Platform and Proactive Portfolio Management with Institutional Scale. As the ninth largest public reporting healthcare REIT (based on total assets as of June 30, 2022), we have a significant operating platform, with approximately 113 employees and with sophisticated internal systems to manage our properties. We have a proactive approach to asset and property management that we believe enhances the performance of our portfolio. We seek to identify and address issues that may adversely affect our assets, such as deterioration in local real estate fundamentals, operating deficiencies, credit deterioration and general market disruption (e.g., such as from the COVID-19 pandemic or regulatory developments).

We actively monitor our portfolio through a variety of methods, which include regular and ongoing contact with our tenants and operators to closely track financial and operating performance by, among other things, reviewing financial statements that our counterparties are contractually obligated to provide to us, reviewing operating performance and clinical outcome data for our facilities, and meetings and joint strategic planning sessions with facility management teams to seek to optimize outcomes. We believe this level of engagement, combined with our management team’s experience in the healthcare and real estate industries, allow us to adopt risk mitigation strategies for troubled tenants and operators (which could include their replacement and sale of non-core properties), anticipate changes in economic, market and regulatory conditions and make appropriate adjustments to our portfolio. Our daily focus on asset management enables us to identify strategic opportunities to complete capital expenditures designed to enhance a facility and improve its market position, occupancy and growth prospects.

Business Objectives and Growth Strategies

Our business objectives are to grow our cash flows, maintain financial flexibility, increase the value of our portfolio, make regular cash distributions to our stockholders, and generate risk-adjusted returns through the following growth strategies:

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Capture Embedded Growth from COVID-19 Recovery through Leasing and Expense Controls at Our Senior Housing Facilities, Integrated Senior Health Campuses and SNFs. Occupancy at senior housing facilities, integrated senior health campuses and SNFs has generally been recovering from declines brought on by the COVID-19 pandemic. We believe that the high-quality residential experience delivered by the operators and tenants at our senior housing facilities, integrated senior health campuses and SNFs will, over time, support a continuing recovery in occupancy towards pre-pandemic levels and potentially increase value. See “—Competitive Strengths—Embedded Growth Potential from COVID-19 Recovery in SHOP and Integrated Senior Health Campuses Portfolio.” Additionally, our operators and tenants have increasingly focused on expense controls, with specific emphasis on reducing reliance on “agency” staffing, which is often inefficient and reduces the ability to maintain consistent high-quality staffing. Finally, as senior housing resident leases expire, which typically occurs annually, our operators and tenants have the opportunity to increase rates, which we believe is a valuable quality in an inflationary environment. We believe that occupancy trends, expense control initiatives and the ability to seek rent increases when relatively short-term resident leases expire in senior housing will improve performance at our integrated senior health campus and SHOP segments and increase rent coverage and the stability of our rental revenue in our senior housing—leased and SNF segments over time.

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External Growth through Disciplined and Targeted Acquisitions to Expand Our Diversified Portfolio. We plan to continue our disciplined and targeted acquisition strategy of identifying healthcare real estate investments that are individually compelling and contribute to our portfolio’s overall diversification by healthcare asset class, geography, market, tenant and operator. We intend to focus primarily on MOBs, senior housing facilities and SNF investments. When making MOB investments, we will continue to focus on strong hospital system affiliations, as well as high-quality properties with creditworthy tenants. When making senior housing facility and SNF investments, we focus on assets that we believe are located in areas that have characteristics supporting demand, such as growing senior populations. We work closely with numerous strong tenants and operators in order to identify acquisition and other investment opportunities in their local markets, as well as selective new markets. Many of our tenants and operators have demonstrated a desire, as well as the resources, to grow, and we expect our strong relationships with these tenants and operators to continue to lead to additional investment opportunities. We will also look to establish new tenant and operator relationships with local and regional operators with experienced management teams that we believe are highly qualified and meet our investment and operating standards.

We are highly focused on growing our business where we believe that we can capture the most attractive opportunities across different clinical healthcare asset classes while maintaining our portfolio’s overall diversification. We intend to execute our external growth strategy in our existing markets and selectively in new markets that we believe have attractive demographic and competitive trends. We believe our reputation, in-depth market knowledge and extensive network of established relationships in the healthcare and real estate industries will continue to provide us access to attractive investment opportunities.

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Continue to Develop Integrated Senior Health Campuses through Experienced Development Partner. Through Trilogy, as of June 30, 2022, we have invested in the development of 27 integrated senior health campuses. The five most recently opened integrated senior health campuses developed and owned by Trilogy that have stabilized had a weighted average cost of approximately $15.8 million per facility, or $148,048 per bed, and a weighted average stabilized yield on cost of 13.5%. See “—Trilogy and the Trilogy Manager—Trilogy—Trilogy Developments” for more information and for how we define “stabilized” and “yield on cost.” As a result of these developments and other expansions and investments, we have added approximately 3,880 beds to our portfolio since our investment in Trilogy in December 2015, a 35.7% increase in number of beds. We, through Trilogy, have exclusive rights to opportunities identified by the Trilogy Manager, including future developments. Trilogy has long-standing relationships in the industry, and we intend to continue to seek to expand our portfolio by leveraging those relationships in order to develop integrated senior housing campuses. We work closely with the Trilogy Manager to identify acquisition, development, and other investment opportunities in its existing markets, as well as selective new markets.

As reflected in the below chart, as of June 30, 2022, Trilogy had under construction (1) 14 expansions expected to add an aggregate of approximately 234 beds, to be completed in 2022, and to have an aggregate total estimated cost to Trilogy of approximately $11 million and (2) six new developments expected to add an aggregate of approximately 713 beds, to be completed in 2023 and the first quarter of 2024, and to have an aggregate total estimated cost to Trilogy of approximately $137 million. There can be no assurance that these expansion or development projects will be completed on the timeline and terms described or at all.

Location	Beds Added	Total Estimated Cost (in thousands)	Planned Opening Date
Expansions
Muncie, IN	12	$1,250	September 2022
Ottawa, OH	18	325	September 2022
Louisville, KY	14	175	September 2022
Louisville, KY	16	300	September 2022
Louisville, KY	15	250	September 2022
Louisville, KY	17	520	September 2022
Greenfield, IN	10	85	September 2022
Crawfordsville, IN	17	350	September 2022
Madison, IN	12	275	October 2022
Corydon, IN	22	5,960	October 2022
Lafayette, IN	14	340	November 2022
Evansville, IN	14	275	November 2022
Genoa, OH	13	275	November 2022
Columbus, OH	40	400	November 2022

Expansions Total	234	10,780

Developments
La Grange, KY	116	19,802	Q1 2023
Liberty Township, OH	120	22,584	Q2 2023
Bowling Green, OH	116	22,862	Q3 2023
Muskegon, MI	124	24,849	Q4 2023
Lancaster, OH	113	24,402	Q4 2023
Hudsonville, MI	124	22,723	Q1 2024

Developments Total	713	137,222

Total	947	$148,002

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Provide Sustained Stability through Consistent MOB Performance with Opportunity for Revenue Growth Driven by Occupancy Gains and Improving Mark-to-Market Lease Spreads. Our MOB segment has historically provided the most stable cash flows of our segments. We expect our diverse MOB portfolio to continue to provide stable cash flows to help support an attractive dividend to our stockholders. We will also seek to increase MOB occupancy and rental rates to unlock additional rental revenue. Our experienced leasing professionals are dedicated to increasing tenant retention and releasing spreads, as well as entering into leases with new tenants, and executing leases with attractive terms, such as favorable rent escalation clauses. As of June 30, 2022, our MOBs were 90.3% leased. Based on our view of the generally favorable supply/demand dynamic, which continues to improve with increased construction costs, and current leasing activity, we believe that we can increase our overall MOB occupancy and rental rates to grow rental revenue. Additionally, most of our MOB leases benefit from contractual rent escalation provisions that provide organic rent growth in addition to potential gains that may be achieved through leasing activity.

Our Properties

As of June 30, 2022, we owned and/or operated 313 buildings and integrated senior health campuses. The following table presents certain additional information about our real estate investments as of June 30, 2022.

(sq ft and dollars in thousands)					Pro Rata Share Basis		Consolidated Basis
Reportable Segment	Number of Buildings / Campuses (1)(2)	GLA (Sq Ft)	% of GLA	Aggregate Contract Purchase Price	Annualized Base Rent / Annualized NOI (3)	% of Annualized Base Rent / Annualized NOI	Annualized Base Rent / Annualized NOI (3)	% of Annualized Base Rent / Annualized NOI	Leased Percentage (4)
Integrated senior health campuses	122	9,149	46.9%	$1,865,786	$90,247	34.3%	$123,812	41.6%	81.7%
MOBs	105	4,986	25.6	1,249,658	113,683	43.3	114,182	38.3	90.3%
SHOP	47	3,338	17.2	708,050	14,710	5.6	14,848	5.0	73.7%
Senior housing—leased	20	673	3.5	169,885	12,061	4.6	12,061	4.0	100%
SNFs	17	1,142	5.9	237,300	23,729	9.0	23,729	8.0	100%
Hospitals	2	173	0.9	139,780	8,386	3.2	9,117	3.1	100%

Total/weighted average (5)	313	19,461	100%	$4,370,459	$262,816	100%	$297,749	100%	93.1%

(1)

As of June 30, 2022, we owned and/or operated 100% of our properties, with the exception of our investments through Trilogy, Lakeview IN Medical Plaza, Southlake TX Hospital, Central Florida Senior Housing Portfolio, Pinnacle Beaumont ALF, Pinnacle Warrenton ALF, Catalina West Haven ALF, Louisiana Senior Housing Portfolio and Catalina Madera ALF.

(2)

We own fee simple interests in all of our land, buildings and campuses except for 24 MOB buildings for which we own fee simple interests in the buildings and other improvements on such properties subject to the respective ground leases and for 21 integrated senior health campuses that were leased to Trilogy by third parties.

(3)

With the exception of our SHOP and integrated senior health campuses, amount is based on Annualized Base Rent (on a pro rata share or consolidated basis, as applicable) from leases as of June 30, 2022. For our SHOP and integrated senior health campuses, amount is based on Annualized NOI (on a pro rata share or consolidated basis, as applicable) due to the characteristics of the RIDEA structure.

(4)

Leased percentage includes all third-party leased space of the properties included in the respective segment (including master leases), except for our SHOP and integrated senior health campuses where leased percentage represents resident occupancy on the available units/beds therein.

(5)	Weighted average leased percentage excludes our SHOP and integrated senior health campuses.

Geographic Diversification

The following map shows our 313 buildings and integrated senior health campuses as of June 30, 2022:

The following table lists our property locations and provides certain information regarding our portfolio’s geographic diversification as of June 30, 2022:

(sq ft and dollars in thousands)				Pro Rata Share Basis
State	Number of Buildings / Campuses	GLA (Sq Ft)	% of GLA	Annualized Base Rent / Annualized NOI (1)	% of Annualized Base Rent / Annualized NOI
Alabama	5	290	1.5%	$5,328	2.0%
Arizona	1	34	0.2	1,056	0.4
Arkansas	1	51	0.3	405	0.2
California	9	333	1.7	3,995	1.5
Colorado	6	283	1.5	6,873	2.6
Connecticut	6	187	1.0	4,136	1.6
District of Columbia	1	134	0.7	4,743	1.8
Florida	11	910	4.6	(2,413)	(0.9)
Georgia	16	493	2.5	11,323	4.3
Illinois	13	411	2.1	7,480	2.8
Indiana	75	5,205	26.7	71,887	27.4
Iowa	1	38	0.2	584	0.2
Kansas	2	116	0.6	3,127	1.2
Kentucky	14	1,377	7.1	(6,610)	(2.5)
Louisiana	7	257	1.3	1,746	0.7
Maryland	1	77	0.4	1,684	0.6
Massachusetts	7	513	2.6	13,028	5.0
Michigan	27	1,588	8.2	22,508	8.6
Minnesota	1	46	0.2	1,062	0.4
Mississippi	2	76	0.4	350	0.1
Missouri	12	769	4.0	15,218	5.8
Nebraska	2	282	1.4	1,479	0.6
Nevada	1	191	1.0	4,902	1.9
New Jersey	5	327	1.7	8,444	3.2
New York	1	91	0.5	2,950	1.1
North Carolina	8	330	1.7	5,322	2.0
Ohio	34	2,598	13.3	19,682	7.5
Oregon	1	62	0.3	1,909	0.7
Pennsylvania	9	592	3.0	13,241	5.0
South Carolina	1	58	0.3	1,606	0.6
Tennessee	2	73	0.4	1,472	0.6
Texas	16	753	3.9	18,297	7.0
Utah	1	66	0.3	(385)	(0.1)
Virginia	2	284	1.5	4,814	1.8
Washington	2	77	0.4	2,119	0.8
Wisconsin	4	334	1.7	5,075	1.8

Total Domestic	307	19,306	99.2	258,437	98.3
Isle of Man and UK	6	155	0.8	4,379	1.7

Total	313	19,461	100%	$262,816	100%

(1)

Amount is based on Annualized Base Rent (on a pro rata share basis) from leases as of June 30, 2022, with the exception of our SHOP and integrated senior health campuses, which amount is based on Annualized NOI (on a pro rata share basis) due to the characteristics of the RIDEA structure.

The following charts show our regional diversification as of June 30, 2022 based on percentage of Annualized Base Rent / Annualized NOI on a pro rata share basis.

(1)

Based on the aggregate of (a) Annualized Base Rent (on a pro rata share basis) from leases as of June 30, 2022 for our MOBs, senior housing—leased, SNFs and hospitals and (b) Annualized NOI (on a pro rata share basis) as of June 30, 2022 from our SHOP and integrated senior health campuses.

(1)

Based on the aggregate of (a) Annualized Base Rent (on a pro rata share basis) from leases as of June 30, 2022 for our MOBs, senior housing—leased, SNFs and hospitals and (b) Annualized NOI (on a pro rata share basis) as of June 30, 2022 from our SHOP and integrated senior health campuses.

The following table shows the percentage of each our top 10 states’ Annualized Base Rent / Annualized NOI on a pro rata share basis that is applicable to each of our reportable segments.

Reportable Segment Composition of Top 10 States (1)

State	Integrated Senior Health Campuses	MOBs	SHOP	Senior Housing—Leased	Hospitals	SNFs	Total
1. Indiana	95.0%	5.9%	(0.9)%	—	—	—	100%
2. Michigan	61.9%	14.7%	0.6%	22.8%	—	—	100%
3. Ohio	77.9%	22.1%	—	—	—	—	100%
4. Texas	—	58.4%	3.1%	—	38.5%	—	100%
5. Missouri	—	44.5%	1.8%	—	—	53.7%	100%
6. Pennsylvania	—	35.5%	64.5%	—	—	—	100%
7. Massachusetts	—	36.7%	—	—	—	63.3%	100%
8. Georgia	—	100%	—	—	—	—	100%
9. New Jersey	—	100%	—	—	—	—	100%
10. Illinois	—	66.0%	—	34.0%	—	—	100%

(1)

Based on the aggregate of (a) Annualized Base Rent (on a pro rata share basis) from leases as of June 30, 2022 for our MOBs, senior housing—leased, SNFs and hospitals and (b) Annualized NOI (on a pro rata share basis) as of June 30, 2022 from our SHOP and integrated senior health campuses.

Tenant and Operator Diversification

The following table provides certain information regarding our portfolio’s top 10 tenants and operators as of June 30, 2022.

Tenants / Operators	Property Segment	% of Annualized Base Rent / Annualized NOI on a Pro Rata Share Basis (1)
Trilogy Manager (operator)	Integrated Senior Health Campuses	34.3%
Heritage Senior Living (operator)	SHOP	4.3
Reliant Care Management (tenant and operator)	SNF	3.1
Methodist Health System (tenant and operator)	Hospitals	2.7
Bane Care Management (tenant and operator)	SNF	2.4
TL Management (tenant and operator)	SNF	1.8
Mercy Health (tenant)	MOBs	1.7
Vista Springs (tenant and operator)	Senior Housing—Leased	1.6
Prime Healthcare (tenant)	MOBs	1.5
Cadence SL Garner (operator)	SHOP	1.4

Total		54.8%

(1)

Represents the percentage of the aggregate of (a) Annualized Base Rent (on a pro rata share basis) from leases as of June 30, 2022 for our MOBs, senior housing—leased, SNFs and hospitals and (b) Annualized NOI (on a pro rata share basis) as of June 30, 2022 from our SHOP and integrated senior health campuses.

Tenants

The following table provides certain information regarding our portfolio’s top 10 tenants as of June 30, 2022, excluding our SHOP and integrated senior health campuses.

Tenants	Property Segment	Number of Buildings	% of Annualized Base Rent / Annualized NOI on a Pro Rata Share Basis (1)
Reliant Care Management	SNF	8	3.1%
Methodist Health System	Hospitals	1	2.7
Bane Care Management	SNF	4	2.4
TL Management	SNF	1	1.8
Mercy Health	MOBs	1	1.7
Vista Springs	Senior Housing—Leased	5	1.6
Prime Healthcare	MOBs	1	1.5
Good Shepherd Health System	MOBs	5	1.0
Compass Senior Living	Senior Housing—Leased	5	1.0
Montefiore Medical Center	MOBs	1	0.9

Total		32	17.7%

(1)

Represents the percentage of the aggregate of (a) Annualized Base Rent (on a pro rata share basis) from leases as of June 30, 2022 for our MOBs, senior housing—leased, SNFs, and hospitals and (b) Annualized NOI (on a pro rata share basis) as of June 30, 2022 from our SHOP and integrated senior health campuses.

Operators

The following table provides certain information regarding our portfolio’s top 10 operators as of June 30, 2022.

Operators	Property Segment	Number of Units/Beds	% of Annualized Base Rent / Annualized NOI on a Pro Rata Share Basis (1)
Trilogy Manager	Integrated Senior Health Campuses	12,334	34.3%
Heritage Senior Living	SHOP	654	4.3
Reliant Care Management	SNF	1,105	3.1
Methodist Health System	Hospitals	54	2.7
Bane Care Management	SNF	604	2.4
TL Management	SNF	296	1.8
Caring Homes	Senior Housing—Leased	311	1.7
Vista Springs	Senior Housing—Leased	390	1.6
Cadence SL Garner	SHOP	402	1.4
Integro	SNF	310	1.0

Total		16,460	54.3%

(1)

Represents the percentage of the aggregate of (a) Annualized Base Rent (on a pro rata share basis) from leases as of June 30, 2022 for our MOBs, senior housing—leased, SNFs, and hospitals and (b) Annualized NOI (on a pro rata share basis) as of June 30, 2022 from our SHOP and integrated senior health campuses.

Lease Expirations

Substantially all of our leases with residents at our SHOP and integrated senior health campuses are for a term of one year or less. The following table presents the sensitivity of our Annual Base Rent due to lease expirations for the next 10 years and thereafter at our properties as of June 30, 2022, excluding our SHOP and integrated senior health campuses:

(sq ft and dollars in thousands)
Year	Number of Expiring Leases	Total Sq. Ft. of Expiring Leases	% of GLA Represented by Expiring Leases	Annual Base Rent of Expiring Leases (1)	% of Total Annual Base Rent Represented by Expiring Leases
2022	89	309	4.8%	$6,904	3.9%
2023	107	466	7.2	11,692	6.6
2024	95	627	9.7	13,999	7.9
2025	80	652	10.0	17,251	9.8
2026	56	276	4.3	6,354	3.6
2027	54	375	5.8	10,006	5.7
2028	38	516	7.9	16,015	9.1
2029	36	437	6.7	11,834	6.7
2030	28	360	5.5	12,458	7.0
2031	16	513	7.9	15,199	8.6
2032	20	399	6.1	10,145	5.7
Thereafter	32	1,568	24.1	44,792	25.4

Total	651	6,498	100%	$176,649	100%

(1)	Amount is based on the total Annual Base Rent expiring in the applicable year, based on leases as of June 30, 2022.

Segment Information

The following table provides certain historical information regarding our six segments:

(dollars in millions, except annual base rent per sq. ft.)	As of and for the Three Months Ended		As of and for the Years Ended December 31,
	June 30, 2022	March 31, 2022	2021	2020
Integrated Senior Health Campuses
Leased Percentage (1)	81.7%	80.0%	78.1%	66.9%
Revenue	$288	$281	$1,026	$983
NOI Margin (2)	10.0%	9.9%	8.0%	5.4%
SHOP
Leased Percentage (1)	73.7%	71.9%	72.4%	75.2%
Revenue	$39	$38	$144	$154
NOI Margin (2)	3.9%	10.4%	9.5%	19.3%
MOBs
Leased Percentage (3)	90.3%	89.7%	92.0%	90.3%
Annual Base Rent Per Sq Ft	$25.37	$24.83	$24.23	$23.78
NOI Margin (2)	62.6%	62.2%	63.5%	63.7%
SNFs
Leased Percentage (3)	100%	100%	100%	100%
Tenant Occupancy (1)	88.0%	88.7%	86.0%	82.4%
Revenue	$7	$6	$26	$28
NOI Margin (2)	92.1%	89.3%	92.5%	92.4%

(dollars in millions, except annual base rent per sq. ft.)	As of and for the Three Months Ended		As of and for the Years Ended December 31,
	June 30, 2022	March 31, 2022	2021	2020
Hospital
Leased Percentage (3)	100%	100%	100%	100%
Tenant Occupancy (1)	NA	NA	NA	NA
Revenue	$2	$2	$10	$11
NOI Margin (2)	94.2%	95.5%	95.4%	95.9%
Senior Housing—Leased
Leased Percentage (3)	100%	100%	100%	100%
Tenant Occupancy (1)	74.5%	75.3%	77.5%	76.9%
Revenue	$5	$5	$23	$23
NOI Margin (2)	96.0%	96.6%	96.2%	96.0%

(1)	Represents resident occupancy on the available units/beds therein.
(2)	Calculated as NOI divided by net revenue excluding Grant Income. See “Non-GAAP Financial Measures” included elsewhere in this supplemental disclosure for a reconciliation of NOI to Net Income (Loss).
(3)	Includes all third-party leased space of the properties included in the respective segment (including master leases).

The following chart provides certain historical information regarding the revenue per unit/bed of certain of our segments.

Revenue Per Unit/Bed

Investment Strategy

We have acquired, and may continue to acquire, properties either directly or jointly with third parties and may also consider disposing of non-core properties from time to time, outright or in joint ventures. We also have originated and acquired, and may continue to originate or acquire, secured loans and other real estate-related investments on an infrequent and opportunistic basis.

We generally seek investments that produce current income; however, we have selectively developed, are currently developing (through Trilogy) and may continue to selectively develop, real estate properties. Our portfolio may include properties in various stages of development other than those producing current income. These stages include unimproved land both with and without entitlements and permits, property to be redeveloped and repositioned, newly constructed properties, and properties in lease-up or other stabilization stages, all of which have limited or no relevant operating histories and current income. We make such investment determinations based upon a variety of factors, including the anticipated risk-adjusted returns for such properties when compared with other available properties, the appropriate diversification of the portfolio and our objectives of realizing both current income and capital appreciation upon the ultimate sale of properties.

We seek to grow our cash flows, maintain financial flexibility, increase the value of our portfolio, make regular cash distributions, and generate risk-adjusted returns for our stockholders through the following business objectives and growth strategies. In order to achieve these objectives, we may invest using a number of investment structures, which may include direct acquisitions, joint ventures, leveraged investments, issuing securities for property, and direct and indirect investments in real estate.

For each of our investments, regardless of property type, we seek to invest in properties with the following attributes:

•

Strong Local Health Systems and Operating Partners. We seek to invest in properties associated with strong health systems and operators, that provide exceptional care, have dominant market share and/or are critical to the healthcare delivery system in the communities that they serve.

•

Quality. We seek to acquire properties that are suitable for their intended use with a quality of construction that is capable of sustaining the property’s investment potential for the long-term, assuming funding of budgeted maintenance, repairs, and capital improvements.

•

Location. We seek to acquire properties that are located in established or otherwise appropriate markets, with access and visibility suitable to meet the needs of its occupants. In addition to United States properties, we also may seek to acquire international properties that meet our investment criteria.

•

Market; Supply and Demand. We focus on local or regional markets that have potential for stable and growing property level cash flows over the long-term. These determinations are based in part on an evaluation of local and regional economic, demographic, and regulatory factors affecting the property. For instance, we favor markets that indicate a growing population and employment base and markets that exhibit potential limitations on additions to supply, such as barriers to new construction. Barriers to new construction include lack of available land, stringent zoning restrictions, and states where certificates of need are required. Conversely, we generally seek to limit our investments in areas that have limited potential for growth.

•	Predictable Capital Needs. We seek to acquire properties where the future expected capital needs can be reasonably projected in a manner that would enable us to meet our objectives.

•

Cash Flows. We seek to acquire properties where the current and projected cash flows, including the potential for appreciation in value, would enable us to maximize long-term stockholder value. We evaluate cash flows as well as expected growth and the potential for appreciation.

We are not limited as to the geographic areas where we may acquire properties. We are not specifically limited in the number or size of properties we may acquire or on the percentage of our assets that we may invest in a single property or investment. The number and mix of properties and real estate-related investments we will acquire will depend upon real estate and market conditions and other circumstances existing at the time we are acquiring our properties and making our investments and the amount of debt financing available.

Real Estate Investments

We generally seek investments that produce current income. We expect our real estate investments to include:

•	MOBs;

•	integrated senior healthcare campuses;

•	senior housing facilities;

•	SNFs; and

•	healthcare-related facilities operated utilizing a RIDEA structure.

Our real estate investments may also include:

•	hospitals;

•	long-term acute care facilities;

•	surgery centers;

•	memory care facilities;

•	specialty medical and diagnostic service facilities;

•	laboratories and research facilities;

•	pharmaceutical and medical supply manufacturing facilities; and

•	offices leased to tenants in healthcare-related industries.

We generally seek to acquire real estate of the types described above that will best enable us to meet our investment objectives, taking into account, among other things, the diversification of our portfolio at the time, relevant real estate and financial factors, the location, the income-producing capacity, and the prospects for long-range appreciation of a particular property. As a result, we may acquire properties other than the types described above. In addition, we may acquire properties that vary from the parameters described above for a particular property type.

Our real estate investments generally take the form of holding fee title or long-term leasehold interests. Our investments may be made either directly through the Operating Partnership or indirectly through investments in joint ventures, limited liability companies, general partnerships, or other co-ownership arrangements with the developers of the properties or other persons.

We have exercised, and may continue to exercise, our purchase options to acquire properties that we currently lease. In addition, we have participated in sale-leaseback transactions, in which we purchase real estate investments and lease them back to the sellers of such properties. We seek to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease” and so that we will be treated as the owner of the property for U.S. federal income tax purposes.

Our obligation to close a transaction involving the purchase of real estate is generally conditioned upon the delivery and verification of certain documents, including, where appropriate: (1) plans and specifications; (2) environmental reports (generally a minimum of a Phase I investigation); (3) building condition reports; (4) surveys; (5) evidence of marketable title subject to such liens and encumbrances; (6) audited financial statements covering recent operations of real properties having operating histories unless such statements are not required to be filed with the SEC and delivered to stockholders; (7) title insurance policies; and (8) the availability of property and liability insurance policies.

In determining whether to purchase a particular real estate investment, we may obtain an option on such property, including land suitable for development. The amount paid for an option is normally surrendered if the real estate is not purchased, and is normally credited against the purchase price if the real estate is purchased. We also may enter into arrangements with the seller or developer of a real estate investment whereby the seller or developer agrees that if, during a stated period, the real estate investment does not generate specified cash flows, the seller or developer will pay us cash in an amount necessary to reach the specified cash flows level, subject in some cases to negotiated dollar limitations.

We have obtained, and we intend to continue to obtain, adequate insurance coverage for all real estate investments in which we invest.

We have acquired, and we intend to continue to acquire, leased properties with long-term leases and we generally do not intend to operate any healthcare-related facilities directly. As a REIT, we are prohibited from operating healthcare-related facilities directly; however, we have leased, and may continue to lease, healthcare-related facilities that we acquire to wholly owned TRSs utilizing a RIDEA structure permitted by the Code. In such an event, our TRS will engage a third party in the business of operating healthcare-related facilities to manage the property. Through our TRS, we bear some operational risks and liabilities associated with the operation of such healthcare-related facilities unlike our triple-net leased properties. Such operational risks and liabilities might include, but are not limited to, resident quality of care claims and governmental reimbursement matters.

Development and Construction Activities

On an opportunistic basis, we have selectively developed, are currently developing (through Trilogy) and may continue to selectively develop, real estate assets within our integrated senior health campuses segment and other segments of our portfolio when market conditions warrant, which may be funded through capital that we, and in certain circumstances, our joint venture partners, provide. In doing so, we may be able to reduce overall purchase costs by developing property versus purchasing an existing property. We retain and will continue to retain independent contractors to perform the actual construction work on tenant improvements, as well as property development.

As of June 30, 2022, we have developed and opened 27 integrated senior healthcare campuses through our investment in Trilogy. As of June 30, 2022, Trilogy was executing on an additional (1) 14 expansions, expected to add approximately 234 beds in 2022 with a total estimated cost to Trilogy of approximately $10.8 million and (2) six new developments, expected to add approximately 713 beds in 2023 and the first quarter of 2024 with a total estimated cost to Trilogy of approximately $137.2 million.

Terms of Leases

The terms and conditions of any lease we enter into with our tenants may vary substantially. However, we expect that a majority of our leases will require the tenant to pay or reimburse us for some or all of the operating expenses of the building based on the tenant’s proportionate share of rentable space within the building. Operating expenses typically include, but are not limited to, real estate and other taxes, utilities, insurance, and building repairs, and other building operation and management costs. We expect to be responsible for the replacement of certain capital improvements affecting a property including structural components of a property such as the roof of a building or other capital improvements such as parking facilities. We expect that many of our leases will have terms of five or more years, some of which may have renewal options.

Joint Ventures

We have entered into, and we may continue to enter into, joint ventures, general partnerships, and other arrangements with one or more institutions or individuals, including real estate developers, operators, owners, investors, and others, for the purpose of acquiring real estate. For instance, see “—Trilogy and the Trilogy Manager—Trilogy,” which describes our relationship with Trilogy, a joint venture accounting for approximately 34.7% of our portfolio (based on aggregate contract purchase price on a pro rata share basis) as of June 30, 2022. Such joint ventures may be leveraged with debt financing or unleveraged. We have entered into, and may continue to enter into, joint ventures to further diversify our investments or to access investments which meet our investment criteria that would otherwise be unavailable to us. In determining whether to invest in a particular joint venture, we will evaluate the real estate that such joint venture owns or is being formed to own under the same criteria described elsewhere in this supplemental disclosure for the selection of our other properties. However, we will not participate in tenant in common syndications or transactions.

Joint ventures with unaffiliated third parties may be structured such that the investment made by us and the other joint venture party are on substantially different terms and conditions. This type of investment structure may result in the other joint venture party receiving more of the cash flows, including appreciation, of an investment than we would receive.

Our entering into such joint ventures may result in certain conflicts of interest. See “Risk Factors—Risks Related to Joint Ventures—Property ownership through joint ventures could limit our control of those investments or our decisions with respect to other investments, restrict our ability to operate and finance properties on our terms and reduce their expected return.”

Trilogy and the Trilogy Manager

All of our integrated senior health campuses are held in Trilogy, a consolidated joint venture in which we indirectly owned a 72.9% interest as of June 30, 2022, and are managed by the Trilogy Manager, an independent third-party operator of senior living communities. The Trilogy Manager, which was founded in 1997, is an experienced and efficient operator of senior healthcare facilities with substantial experience in ground-up development of senior living communities and expanding existing facilities. The Trilogy Manager is led by its Chief Executive Officer, Leigh Ann Barney, who has served in various roles at the company for over 17 years. We believe that our investment in Trilogy and the arrangements with the Trilogy Manager position us well to achieve (1) organic growth through operational improvements at our existing integrated senior health campuses and (2) external growth through development, expansion and acquisition opportunities.

As described herein, integrated senior health campuses allow residents to “age-in-place” by providing independent living, assisted living, memory care, skilled nursing and certain ancillary services, all within a single campus setting. Accordingly, we believe these facilities are a valuable component of our portfolio because of their ability to provide a continuum of care as residents require increasing level thereof in a single senior housing environment. We believe that our strategic focus on integrated senior health campuses positions us to grow as higher acuity facilities continue to recover from occupancy and operational challenges created by the COVID-19 pandemic, and long-term demand is generated by an aging population.

Trilogy

As of June 30, 2022, Trilogy had interests in 122 integrated senior health campuses, 101 of which were wholly owned and 21 of which were leased by Trilogy from third parties. As of June 30, 2022, Trilogy represented approximately 34.7% of our portfolio (based on aggregate contract purchase price on a pro rata share basis) and contributed approximately 34.3% of our Annualized Base Rent / Annualized NOI (on a pro rata share basis) as of such date.

We believe Trilogy has several differentiating characteristics that position it well for superior performance, including:

•

Focus on a higher acuity continuum of care that is needs-based and allows residents to “age in place” with independent living, assisted living, memory care and skilled nursing care options all within a single campus. Approximately 72.0% of Trilogy’s assisted living residents previously utilized Trilogy’s skilled nursing care options.

•

Regional concentrations in four contiguous states (Indiana, Kentucky, Michigan and Ohio) providing meaningful opportunities for broad brand recognition, significant market share, strong relationships with local healthcare systems, operational and oversight efficiencies and elimination of agency staffing through the Trilogy Manager’s Trilogy Flex Force. The Trilogy Flex Force is essentially an internal staffing agency that allows the Trilogy Manager to allocate its staff among managed facilities and generally avoid the increased costs and limitations on monitoring often associated with external agency staffing.

•

An active and captive development pipeline that has developed 27 new integrated senior healthcare campuses since December 2015 and includes an additional 14 expansions and six new developments that were in process as of June 30, 2022.

•	Newer buildings with an average age of 9.6 years that generally require less capital expenditures and often generate more demand than older properties.

•	All facilities located in CON states that put limitations on the building and licensing of new facilities that provide skilled nursing care.

•

Demonstrated excellence in resident care with the Trilogy facilities generally receiving CMS Five Star ratings above national averages in each category, including overall rating, survey rating, quality measures and staffing.

Trilogy Structure

As of June 30, 2022, we indirectly owned approximately 72.9% of Trilogy, and approximately 23.0% of Trilogy is indirectly owned by NorthStar, with the remaining 4.1% primarily owned by certain executives and employees of the Trilogy Manager. The following chart sets forth information about the Trilogy structure.

(1)	Ownership is indirectly through one or more wholly-owned subsidiaries.
(2)	Includes certain executives and employees of the Trilogy Manager.

Certain provisions of our Trilogy joint venture include, among other things, the following:

•

There are certain decisions that are deemed “major decisions” with respect to Trilogy’s business (such as terminating the Trilogy Manager Management Agreement, taking certain actions under the Trilogy Manager Management Agreement (as defined below), making certain sales of the Trilogy properties, and taking certain other actions with respect to the Trilogy portfolio) that require the approval of NorthStar.

•	If we seek to transfer our indirect ownership interests in Trilogy, we are required to first offer such interests to NorthStar.

•

After September 11, 2025, we and NorthStar have the right to force the sale of all of Trilogy’s assets at a price set by the party exercising such right, provided that, if this right is triggered by one party, the non-triggering party has a right to elect to purchase the Trilogy assets at such price.

Trilogy Historical Information

The following chart and table provides certain information regarding Trilogy’s revenue (excluding Grant Income) and occupancy, respectively. As indicated in the chart and table below, Trilogy’s revenue and occupancy have increased as its business has generally continued to recover from the impact of the COVID-19 pandemic, which began to significantly adversely impact its business during the second quarter of 2020. For second quarter of 2022, Trilogy’s revenues surpassed those achieved for the first quarter of 2020, which was the last quarter prior to the significant adverse impact of the COVID-19 pandemic.

Trilogy Occupancy

Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022
83.5%	76.8%	75.7%	66.9%	70.1%	76.0%	77.8%	78.1%	80.0%	81.7%

The following table provides certain information regarding Trilogy’s operating margins (excluding Grant Income). Trilogy’s operating margin returned to pre-COVID-19 pandemic levels in the fourth quarter of 2021 and remained near that level in the most recent quarter in 2022 despite rising expenses and significant wage pressures impacting the industry broadly.

Trilogy Operating Margins (excluding Grant Income) (1)

Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022
10.5%	6.1%	7.2%	(2.8%)	2.0%	8.9%	9.9%	10.5%	9.9%	10.0%

(1)	Trilogy Operating Margin for a period is calculated by dividing (a) Trilogy revenue minus Trilogy expense by (b) Trilogy revenue.

The following chart and table provide certain information regarding Trilogy expenses. While expenses grew from the first quarter of 2021 to the second quarter of 2022 by 13.1%, expense growth was significantly lower than the 23.6% revenue growth during the same period, which we believe illustrates the efficiency of the Trilogy Manager.

Percentage of Trilogy Expenses by Expense Type

Expense Type	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022
Salaries & Wages	59%	56%	57%	52%	56%	57%	58%	59%	58%	59%
Rental Expenses	3	4	3	3	2	2	2	2	2	2
Utilities	2	2	2	2	3	2	2	2	3	2
Management Fees	4	4	4	4	4	4	4	4	4	4
Insurance	1	2	1	2	2	2	2	2	1	2
Property tax	2	1	2	1	2	2	2	2	2	1
Other Operating Expenses	29	31	31	36	31	31	30	29	30	30

Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

The following table provides certain information regarding Trilogy’s geographic diversification as of June 30, 2022. The Trilogy portfolio is diversified across the four contiguous states of Indiana, Kentucky, Michigan and Ohio, and is purposefully concentrated in one region of the United States. We believe this regional concentration provides meaningful opportunities for broad brand recognition, significant market share, strong relationships with local healthcare systems, operational and oversight efficiencies and elimination of agency staffing through the Trilogy Manager’s Trilogy Flex Force.

Trilogy Geographic Diversification

			Total Number of Beds/Units by Type of Property
State	Number of Properties	Average Age of Properties (years)	Independent Living	Assisted Living / Memory Care	SNF
Indiana	66	11.3	412	2,035	3,274
Kentucky	13	7.7	121	500	863
Michigan	13	6.7	159	602	744
Ohio	30	7.8	399	1,302	1,923

Total/Average	122	9.6	1,091	4,439	6,804

Trilogy Developments

Since our investment in Trilogy in December 2015, Trilogy has developed 27 integrated senior health campuses. The table below sets forth certain information with respect to the five most recently opened integrated senior health campuses developed and owned by Trilogy that have stabilized. Trilogy continually refines its development and management processes, and we believe that the most recently opened and stabilized developments are indicative of Trilogy’s current processes. For purposes of the table below, we regard a property as stabilized when its occupancy on the last day of four consecutive months is 85.0% or higher.

Recently Stabilized Trilogy New Facility Developments

Property Name	Location	Stabilized Month	Months to Stabilize	Beds	Occupancy % at Stabilization (1)	Development Cost (2)	Cost Per Bed	Annualized EBITDAR at Stabilization (1)(3)	Yield on Cost (1)(4)
The Springs of Lima	Lima, OH	September 2019	14	95	90.1%	$13,834,042	$145,621	$1,988,612	14.4%
The Glen	Union Township, OH	February 2020	20	111	88.4%	17,771,953	$160,108	1,738,062	9.8%
Paddock Springs	Warsaw, IN	September 2021	31	101	88.3%	13,630,565	$134,956	1,939,671	14.2%
Scenic Hills Care Center	Ferdinand, IN	June 2022	31	129	84.8%	18,299,180	$141,854	2,676,259	14.6%
Sanders Ridge	Mt. Washington, KY	June 2022	24	97	88.7%	15,373,771	$158,492	2,292,849	14.9%

Total /Weighted Average			24	533	87.9%	$78,909,511	$148,048	$10,635,453	13.5%

(1)

Occupancy and Annualized EBITDAR (as defined below) are as of the month stabilization was achieved and are not representative of the current information for the applicable property. Occupancy and Annualized EBITDAR as of June 30, 2022 may be lower due to the impact of the COVID-19 pandemic and other reasons.

(2)

On occasion, Trilogy has worked with third-party developers that fund the cost of development and construction of a particular project, lease the developed property to Trilogy and give Trilogy an option to purchase such property. In such cases, if Trilogy subsequently purchases the previously leased facility, Trilogy’s development cost is a function of the purchase price paid and any development costs funded by Trilogy (furniture, fixtures and equipment, bed licenses, etc.).

(3)	Annualized EBITDAR represents the property’s earnings before interest, taxes, depreciation, amortization, and rent for the month in which stabilization was achieved multiplied by 12.
(4)	Stabilized Annualized EBITDAR divided by development cost.

As reflected in the below table, as of June 30, 2022, Trilogy had under construction (1) 14 expansions, expected to add approximately 234 beds in 2022 with a total estimated cost to Trilogy of approximately $10.8 million and (2) six new developments, expected to add approximately 713 beds in 2023 and the first quarter of 2024 with a total estimated cost to Trilogy of approximately $137.2 million. There can be no assurance that these expansion and development projects will be completed on the terms or timeframes described or at all, or that returns we receive will be similar to those achieved on our past expansion and development investments, including the yield on cost set forth in the above table with respect to recently stabilized developments. See “Risk

Factors—Risks Related to Investments in Real Estate—Inaccuracies in our underwriting assumptions and/or delays in the acquisition, expansion or development of real properties may materially and adversely affect us.”

Location	Beds Added	Total Estimated Cost (in thousands)	Planned Opening Date
Expansions
Muncie, IN	12	$1,250	September 2022
Ottawa, OH	18	325	September 2022
Louisville, KY	14	175	September 2022
Louisville, KY	16	300	September 2022
Louisville, KY	15	250	September 2022
Louisville, KY	17	520	September 2022
Greenfield, IN	10	85	September 2022
Crawfordsville, IN	17	350	September 2022
Madison, IN	12	275	October 2022
Corydon, IN	22	5,960	October 2022
Lafayette, IN	14	340	November 2022
Evansville, IN	14	275	November 2022
Genoa, OH	13	275	November 2022
Columbus, OH	40	400	November 2022

Expansions Total	234	10,780

Developments
La Grange, KY	116	19,802	Q1 2023
Liberty Township, OH	120	22,584	Q2 2023
Bowling Green, OH	116	22,862	Q3 2023
Muskegon, MI	124	24,849	Q4 2023
Lancaster, OH	113	24,402	Q4 2023
Hudsonville, MI	124	22,723	Q1 2024

Developments Total	713	137,222

Total	947	$148,002

Trilogy Performance Ratings

CMS rates certain properties on a five-star quality rating system. The following table provides information with respect to the CMS ratings since 2017 for the Trilogy properties and illustrates Trilogy’s generally superior performance relative to the national averages.

Trilogy Manager Management Agreement

On December 1, 2015 (the “Effective Date”), Trilogy, the Trilogy Manager and other subsidiaries of Trilogy entered into a management agreement (the “Trilogy Manager Management Agreement”) pursuant to which the Trilogy Manager manages Trilogy’s integrated senior health campuses as an EIK. For purposes of this section, Trilogy refers to Trilogy and its subsidiaries.

Right of First Refusal; Non-Competition

The Trilogy Manager Management Agreement provides, among other things, that:

•

we, through Trilogy, have a right of first refusal to participate in any potential investment or business opportunity that (1) is identified by the Trilogy Manager or certain key members of the Trilogy Manager’s management team (such individuals and the Trilogy Manager, a “Trilogy Manager Party”) and (2) such Trilogy Manager Party believes is, or would reasonably be expected to be, within the scope and investment objectives of Trilogy’s business and would or may be beneficial to the business of Trilogy or is otherwise competitive with the business of Trilogy; and

•

no Trilogy Manager Party will, without Trilogy’s consent, provide any services with respect to, or otherwise invest or participate in, whether directly or indirectly, (1) the operation or management of any community (other than certain facilities managed by the Trilogy Manager as of the Effective Date) that is both similar in type to, and located within a 25 mile radius of any Trilogy integrated senior health campus managed by the Trilogy Manager or (2) the operation or management of any business that is both similar in type to and conducted within the same state as any Trilogy pharmacy business or Trilogy rehabilitation services business.

Term and Termination

The initial term of the Trilogy Manager Management Agreement will expire on December 1, 2035; provided that, if (1) the number of integrated senior health campuses managed by the Trilogy Manager for Trilogy on December 1, 2034 exceeds (2) the number managed on the Effective Date by 10 or more (the excess of (1) over (2), the “Growth Margin”), then Trilogy will have the right to extend the term of the Trilogy Manager Management Agreement by a number of years equal to 50.0% of the Growth Margin.

In addition to termination rights with respect to events of default and certain other matters, Trilogy may terminate the Trilogy Manager Management Agreement, in its entirety or with respect to any integrated senior health campus, at any time upon 90 days’ (subject to extension in certain cases) written notice; provided that, upon such termination, Trilogy will be responsible for unpaid management fees and certain other Trilogy Manager costs arising relating to such termination. The Trilogy Manager may terminate the Trilogy Manager Management Agreement upon the occurrence of certain events of default.

Management Fees and Incentive Fees

Trilogy pays the Trilogy Manager a base management fee based on a percentage of total gross revenues of the integrated senior health campuses and a percentage of certain other costs and expenses. In addition to the base management fee, Trilogy may elect in its sole discretion to pay an incentive fee to the Trilogy Manager from time to time based upon the performance of Trilogy.

Real Estate-Related Investments

In addition to our acquisition of properties, we have invested on an infrequent and opportunistic basis, and may continue to invest, in real estate-related investments, including loans and securities investments.

Investments in Real Estate Mortgages

We have invested, and we may continue to invest, in first and second mortgage loans, mezzanine loans, and bridge loans. However, we will not make or invest in any loans that are subordinate to any mortgage or equity interest of any of our directors, or any of our affiliates. We also may invest in participations in mortgage loans. Second mortgage loans are secured by second deeds of trust on real property that is already subject to prior mortgage indebtedness. A mezzanine loan is a loan made in respect of certain real property but is secured by a lien on the ownership interests of the entity that, directly or indirectly, owns the real property. A bridge loan is short term financing, for an individual or business, until permanent or the next stage of financing can be obtained. Mortgage participation investments are investments in partial interests of mortgages of the type described above that are made and administered by third-party mortgage lenders. We may also make seller financing loans in connection with the disposition of our properties. In evaluating prospective loan investments, we consider factors, including, but not limited to the ratio of the investment amount to the underlying property’s value, current and projected cash flows of the property, the degree of liquidity of the investment, the quality, experience and creditworthiness of the borrower, and, in the case of mezzanine loans, the ability to acquire the underlying real property.

Our criteria for making or investing in loans are substantially the same as those involved in our investment in properties. We do not intend to make loans to other persons, to underwrite securities of other issuers or to engage in the purchase and sale of any types of investments other than those relating to real estate. We generally will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loan, would exceed an amount equal to 85.0% of the appraised value of the property, as determined by an appraiser, unless we find substantial justification due to other underwriting criteria; however, our policy generally will be that the aggregate amount of all mortgage loans outstanding on the property, including our loan, would not exceed 75.0% of the appraised value of the property. We may find such justification in connection with the purchase of loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the loan investment does not exceed the fair market value of the underlying property. We will not invest in or make loans unless an appraisal has been obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency or in connection with seller financing loans. In the event the transaction is with any of our directors or their respective affiliates, the appraisal will be obtained from a certified independent appraiser to support its determination of fair market value. In addition, we will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title. Because the factors considered, including the specific weight we place on each factor, will vary for each prospective loan investment, we do not, and are not able to, assign a specific weight or level of importance to any particular factor.

We will evaluate all potential loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. Most loans that we will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although many loans of the nature that we will consider provide for payments of interest only and a payment of principal in full at the end of the loan term. We will not originate loans with negative amortization provisions.

We are not limited as to the amount of our assets that may be invested in mezzanine loans, bridge loans, and second mortgage loans. However, we recognize that these types of loans are riskier than first deeds of trust or first priority mortgages on income-producing, fee-simple properties, and we expect to minimize the amount of these types of loans in our portfolio. We will evaluate the fact that these types of loans are riskier in determining the rate of interest on the loans. We do not have any policy that limits the amount that we may invest in any single loan or the amount we may invest in loans to any one borrower. We have not established a portfolio turnover policy with respect to loans we invest in or originate.

Investment in Other Securities

We have invested, and may continue to invest, in debt securities such as commercial mortgage-backed securities issued by other unaffiliated real estate companies. We may also invest in equity securities of public or private real estate companies. Commercial mortgage-backed securities are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Commercial mortgage-backed securities generally are pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They typically are issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received in the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. Commercial mortgage-backed securities are subject to all of the risks of the underlying mortgage loans. We may invest in investment grade and non-investment grade commercial mortgage-backed securities.

The specific number and mix of securities in which we invest will depend upon real estate market conditions, other circumstances existing at the time we are investing in securities and the amount of any future indebtedness that we may incur. We will not invest in securities of other issuers for the purpose of exercising control and the first or second mortgages in which we intend to invest will likely not be insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs or otherwise guaranteed or insured. Real estate-related equity securities are generally unsecured and also may be subordinated to other obligations of the issuer. Our investments in real estate-related equity securities will involve special risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer.

Financing Policies

We have used, and intend to continue to use, secured and unsecured debt as a means of providing additional funds for the acquisition of properties and real estate-related investments. Our ability to enhance our investment returns and to increase our diversification by acquiring assets using additional funds provided through borrowing could be adversely impacted if banks and other lending institutions reduce the amount of funds available for the types of loans we seek. When interest rates are high or financing is otherwise unavailable on a timely basis, we may purchase certain assets for cash with the intention of obtaining debt financing at a later time. We have also used, and may continue to use, derivative financial instruments such as fixed interest rate swaps and caps to add stability to interest expense and to manage our exposure to interest rate movements.

We anticipate that our overall leverage will not exceed 50.0% of the combined fair market value of all of our properties and other real estate-related investments, as determined at the end of each calendar year. For these purposes, the market value of each asset will be equal to the contract purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the market value will be equal to the value reported in the most recent independent appraisal of the asset. Our policies do not limit the amount we may borrow with respect to any individual investment. As of June 30, 2022, our aggregate borrowings were 47.4% of the combined market value of all of our real estate and real estate-related investments.

We seek to obtain financing on the most favorable terms available to us and refinance assets during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing loan, when an existing loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include increased cash flows resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing, and an increase in diversification and assets owned if all or a portion of the refinancing proceeds are reinvested.

If we incur mortgage indebtedness, we will endeavor to obtain level payment financing, meaning that the amount of debt service payable would be substantially the same each year, although some mortgages are likely to provide for one large payment and we may incur floating or adjustable rate financing when our Board determines it to be in our best interest.

Dispositions

We have disposed, and may continue to dispose, of assets. We will determine whether a particular property or real estate-related investment should be sold or otherwise disposed of after consideration of the relevant factors, including prevailing economic conditions, with a view toward maximizing our investment objectives. We intend to hold each property or real estate-related investment we acquire for an extended period. However, circumstances might arise which could result in a shortened holding period for certain investments. A property or real estate-related investment may be sold before the end of the expected holding period if: (1) diversification benefits exist associated with disposing of the investment and rebalancing our investment portfolio; (2) an opportunity arises to pursue a more attractive investment; (3) the value of the investment might decline; (4) with respect to properties, a major tenant involuntarily liquidates or is in default under its lease; (5) the investment was acquired as part of a portfolio acquisition and does not meet our general acquisition criteria; (6) an opportunity exists to enhance overall investment returns by raising capital through sale of the investment; or (7) the sale of the investment is in the best interest of our stockholders.

The determination of whether a particular property or real estate-related investment should be sold or otherwise disposed of will be made after consideration of the relevant factors, including prevailing economic conditions, with a view toward maximizing our investment objectives.

Competition

We compete with many other entities engaged in real estate investment activities for acquisitions and dispositions of MOBs, hospitals, SNFs, senior housing, and other healthcare-related facilities. Our ability to successfully compete is impacted by economic trends, availability of acceptable investment opportunities, our ability to negotiate beneficial investment terms, availability and cost of capital, construction and development costs, and applicable laws and regulations.

Income from our investments is dependent on the ability of our tenants and operators to compete with other healthcare operators. These operators compete on a local and regional basis for patients and residents and the operators’ ability to successfully attract and retain patients and residents depends on key factors such as the number of properties in the local market, the quality of the affiliated health system, proximity to hospital campuses, the price and range of services available, the scope and quality of care, reputation, age and appearance of each property, demographic trends, and the cost of care in each locality. Additionally, referral sources, including physicians and managed care organizations, may change their lists of hospitals or physicians to which they refer patients or that are permitted to participate in a payor program. As a result, we may have to provide rent concessions, incur charges for tenant improvements, or offer other inducements, or we may be unable to timely lease vacant space in our properties, all of which may have an adverse impact on our results of operations. Private, federal, and state payment programs and the effect of other laws and regulations may also have a significant impact on the ability of our tenants and operators to compete successfully for patients and residents at the properties.

Corporate Responsibility—Environmental, Social and Governance (ESG)

We are committed to conducting our business in a manner that benefits all of our stakeholders and ensures a lasting and positive impact from our operations. As a result, we measure our success not only by our ability to generate profits but also our ability to reduce our impact on the environment, affect positive social change in our community, and conduct our operations in accordance with the highest ethical standards. To achieve this, we are developing a comprehensive ESG strategy and related ESG policy. This policy, which we intend to update regularly as applicable, is briefly summarized below and will be posted on our website, http://www.AmericanHealthcareREIT.com, and will contain more detailed information once available. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this supplemental disclosure.

Environmental

We strive to consciously manage our operations in a way that minimizes our impact on the environment and promotes sustainability. At our headquarters, we leverage the latest technology to minimize our energy use, such as efficient and automated lighting systems, moderation, and monitoring of heating and air conditioning, and recycling paper, plastics, metals, and electronics. In addition, we encourage all of our employees to adopt sustainable best practices. For example, we promote the use of electronic communication over printing whenever possible and have implemented electronic approval systems. Our corporate offices in California and Arizona are located in Leadership in Energy and Environmental Design (known as LEED) certified buildings. Within our portfolio, we work with tenants and operators to implement energy efficiency wherever possible, including light-emitting diode (known as LED) retrofitting and water conservation efforts.

We follow a policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material adverse effect on us. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

Social

Our People

As of June 30, 2022, we had approximately 113 employees.

We believe our employees are our greatest asset, and we pride ourselves on the diversity they bring to our company. Because of this, we have implemented a number of programs to foster not only their professional growth, but also their growth as global citizens. All of our employees are provided with a comprehensive benefits and wellness package, which may include high-quality medical, dental, and vision insurance, life insurance, 401(k) matching, long-term incentive plans, educational grants, fitness programs, and other benefits. We provide our employees, consultants and executive officers with competitive compensation and, where applicable, opportunities for equity ownership through our incentive plan.

We also believe that one of the keys to our success is our ability to benefit from a wide range of opinions and experiences. We believe the best way to accomplish this is through promoting racial, gender, and generational diversity across all layers of our organization. As of June 30, 2022, 69.0% of our employees were minorities and 64.6% were females. Generationally, our organization was composed of 4.4% Generation Z, 46.0% Millennials, 42.5% Generation X and 7.1% Baby Boomers.

Health and Safety

We are committed to providing a safe and healthy workplace. We continuously strive to meet or exceed compliance with all laws, regulations and accepted practices pertaining to workplace safety. All employees and contractors are required to comply with established safety policies, standards and procedures. Throughout the COVID-19 pandemic, our focus has remained on promoting employee health and safety and ensuring business continuity. Beginning in March 2020, our employees were instructed to work from home. As certain offices have reopened due to the lifting of local government restrictions, we have maintained a voluntary work-from-home policy, providing our people with valued flexibility. We have also substantially reduced employee travel to only essential business needs in favor of ongoing video-based meetings.

For our healthcare-related facilities operated pursuant to a RIDEA structure, which include our SHOP and integrated senior health campuses, we rely on each management company to attract and retain skilled personnel to provide services at our healthcare-related facilities. As a result of the COVID-19 pandemic, such management companies have put into place a number of health and safety measures to enable their employees to continue to work in our healthcare-related facilities, including the procurement and distribution of personal protective equipment and the implementation of daily employee and resident health screenings, vaccination clinics for employees and residents, as well as aggressive safety protocols in accordance with the Centers for Disease Control and Prevention and CMS and local health agency guidelines to limit the exposure and spread of COVID-19. While the health and safety measures instituted by each management company have allowed facilities to operate during the pandemic, these facilities may face challenges created by workforce shortages and absenteeism due to COVID-19.

Governance

We believe maintaining a rigorous corporate governance framework is essential to the success of our organization, and we seek to adhere to policies and procedures that ensure transparency, accountability, oversight, and risk minimization. This includes committees of our Board, comprised solely of independent directors, which oversee a wide range of matters such as investment activities, executive compensation, ESG policies, and conflict of interest related matters. We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 presents the combination of the financial information of our company, GAHR IV and AHI adjusted to give pro forma effect to the Merger and the AHI Acquisition (as described below) as if the transactions had been consummated on January 1, 2021.

Merger of GAHR III and GAHR IV

On October 1, 2021, pursuant to an Agreement and Plan of Merger dated June 23, 2021 (the “Merger Agreement”), GAHR III merged with and into Continental Merger Sub, LLC, a Maryland limited liability company and newly formed wholly owned subsidiary of GAHR IV (the “Merger Sub”), with Merger Sub being the surviving company (the “REIT Merger”). On October 1, 2021, also pursuant to the Merger Agreement, Griffin-American Healthcare REIT IV Holdings, LP, a Delaware limited partnership and subsidiary and operating partnership of GAHR IV (the “GAHR IV Operating Partnership”), merged with and into Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership (which we refer to as the “Operating Partnership”), with the Operating Partnership being the surviving entity (the “Partnership Merger”). We collectively refer to the REIT Merger and the Partnership Merger as the “Merger.” Following the Merger on October 1, 2021, we were renamed American Healthcare REIT, Inc. and the Operating Partnership was renamed American Healthcare REIT Holdings, LP.

At the effective time of the REIT Merger, each issued and outstanding share of GAHR III’s common stock, $0.01 par value per share, converted into the right to receive 0.9266 shares of our Class I common stock, $0.01 par value per share. At the effective time of the Partnership Merger, (1) each unit of limited partnership interest in the Operating Partnership outstanding was converted automatically into the right to receive 0.9266 of a Class I OP unit and (2) each unit of limited partnership interest in GAHR IV Operating Partnership outstanding was converted automatically into the right to receive one OP unit of like class.

AHI Acquisition

On October 1, 2021, immediately prior to the consummation of the Merger, GAHR III acquired a newly formed entity, NewCo, pursuant to a contribution and exchange agreement dated June 23, 2021 (the “Contribution Agreement”) between GAHR III, the Operating Partnership, AHI, Griffin Capital Company, LLC (“Griffin Capital”), Platform Healthcare Investor T-II, LLC, Flaherty Trust and Jeffrey T. Hanson, our former Chief Executive Officer and current non-executive Chairman of the Board of Directors, Danny Prosky, our former Chief Operating Officer and current Chief Executive Officer and President, and Mathieu B. Streiff, our former Chief Operating Officer and current Executive Vice President (collectively, the “AHI Principals”). NewCo owned substantially all of the business and operations of AHI, as well as all of the equity interests in (1) Griffin-American Healthcare REIT IV Advisor, LLC (“GAHR IV Advisor”), a subsidiary of AHI that served as the external advisor of GAHR IV, and (2) Griffin-American Healthcare REIT III Advisor, LLC (“GAHR III Advisor”), a subsidiary of AHI that served as the external advisor of GAHR III.

Pursuant to the Contribution Agreement, AHI contributed substantially all of its business and operations to the Operating Partnership, including its interest in GAHR III Advisor and GAHR IV Advisor, and Griffin Capital contributed its then-current ownership interest in GAHR III Advisor and GAHR IV Advisor to the Operating Partnership. In exchange for these contributions, the Operating Partnership issued OP units. Subject to working capital and other customary adjustments, the total approximate value of these OP units at the time of consummation of the transactions contemplated by the Contribution Agreement was approximately $131,674,000, with a reference value for purposes thereof of $8.71 per OP unit, such that the Operating Partnership issued 15,117,529 OP units as consideration. Following the consummation of the Merger and the AHI Acquisition, we became self-managed.

The terms of the AHI Acquisition also contained provisions for the payment of contingent consideration based on the performance of an investment fund being considered for formation. As of the date of this supplemental disclosure, the probability of the formation and, therefore, fulfilling the conditions requiring payment of this contingent consideration, is deemed remote.

The Merger and the AHI Acquisition were each treated as a business combination for accounting purposes. In the AHI Acquisition, GAHR III was both the legal and accounting acquiror. In the Merger, while GAHR IV was the legal acquiror of GAHR III, GAHR III was determined to be the accounting acquiror in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC Topic 805”), after considering the relative share ownership and the composition of the governing body of us. In accordance with ASC Topic 805, the Merger was treated as a business combination accounted for as a reverse acquisition for accounting purposes. The AHI Acquisition was accounted for as separate from the Merger, as the consummation of each transaction was not contingent on the consummation of the other. In addition, each of the transactions achieved a different business objective, and each of the transactions was economically justifiable on its own.

The AHI Acquisition represents an acquisition of a non-reporting entity that neither GAHR III nor GAHR IV stockholders voted on. Furthermore, the AHI Acquisition represents an acquisition that is not significant to GAHR III. As such, the historical financial statements for NewCo are not included in this supplemental disclosure. Nevertheless, unaudited pro forma financial information related to the AHI Acquisition was considered informative and is included as part of the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual combined results of operations or combined financial condition would have been had the transactions actually occurred on January 1, 2021, nor does it purport to project the future combined results of operations or combined financial condition for any future period or as of any future date. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies, post-acquisition synergies and/or cost savings that may be achieved with respect to us as a result of the Merger. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. All pro forma adjustments and their underlying assumptions are described more fully in the notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2021

	Historical
	American Healthcare REIT, Inc.	NewCo	GAHR IV	AHI Acquisition Transaction Accounting Adjustments				Pro Forma Combined Company
	Year Ended December 31, 2021	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2021			Merger Transaction Accounting Adjustments		Year Ended December 31, 2021
Revenues and grant income:
Revenues	$—	$30,412,000	$—	$(20,941,000)	3(a)	$(9,471,000)	3(d)	$—
Resident fees and services	1,123,935,000	—	46,179,000	—		—		1,170,114,000
Real estate revenue	141,368,000	—	66,054,000	—		(1,603,000)	3(e)	205,819,000
Grant income	16,951,000	—	—	—		—		16,951,000

Total revenues and grant income	1,282,254,000	30,412,000	112,233,000	(20,941,000)		(11,074,000)		1,392,884,000
Expenses:
Property operating expenses	1,030,193,000	—	44,179,000	—		—		1,074,372,000
Rental expenses	38,725,000	—	18,542,000	(1,049,000)	3(a)	(867,000)	3(d)	55,351,000
General and administrative	43,199,000	21,746,000	11,710,000	(17,147,000)	3(a)	(7,616,000)	3(d)	53,957,000
						2,065,000	3(f)
Business acquisition expenses	13,022,000	—	6,552,000	—		(192,000)	3(d)	19,382,000
Depreciation and amortization	133,191,000	4,136,000	33,745,000	(4,136,000)	3(b)	3,266,000	3(g)	170,304,000
						102,000	3(h)

Total expenses	1,258,330,000	25,882,000	114,728,000	(22,332,000)		(3,242,000)		1,373,366,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs, debt discount/premium and loss on debt extinguishments)	(80,937,000)	—	(14,556,000)	—		1,506,000	3(i)	(93,987,000)
Gain in fair value of derivative financial instruments	8,200,000	—	4,431,000	—		—		12,631,000
Interest income	—	10,000	—	(10,000)	3(b)	—		—
Loss on dispositions of real estate investments	(100,000)	—	(184,000)	—		—		(284,000)
Impairment of real estate investments	(3,335,000)	—	—	—		—		(3,335,000)
Loss from unconsolidated entities	(1,355,000)	—	(1,027,000)	—		1,027,000	3(j)	(1,355,000)
Foreign currency loss	(564,000)	—	—	—		—		(564,000)
Other income	1,854,000	643,000	49,000	(422,000)	3(b)	—		2,124,000

Total net other expense	(76,237,000)	653,000	(11,287,000)	(432,000)		2,533,000		(84,770,000)

(Loss) income before income taxes	(52,313,000)	5,183,000	(13,782,000)	959,000		(5,299,000)		(65,252,000)
Income tax expense	(956,000)	—	—	—		—		(956,000)

Net (loss) income	(53,269,000)	5,183,000	(13,782,000)	959,000		(5,299,000)		(66,208,000)
Less: net loss (income) attributable to noncontrolling interests	5,475,000	(5,863,000)	489,000	5,863,000	3(b)	(709,000)	3(j)	11,179,000
				3,013,000	3(c)	2,911,000	3(k)

Net loss attributable to controlling interest	$(47,794,000)	$(680,000)	$(13,293,000)	$9,835,000		$(3,097,000)		$(55,029,000)

Net loss per share:
Basic	$(0.24)		$(0.16)					$(0.27)	3	(l)

Diluted	$(0.24)		$(0.16)					$(0.28)	3	(l)

Shares used in computing net loss per share:
Basic	200,324,561		81,635,053					200,324,561	3	(l)

Diluted	200,324,561		81,635,053					214,332,463	3	(l)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11 to present the pro forma effects of the Merger and the AHI Acquisition.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, gives effect to the Merger and the AHI Acquisition as if they had been consummated on January 1, 2021, by adding the operational activities of the NewCo and GAHR IV for the period of January 1, 2021 through September 30, 2021, adjusted for the fair value of the net assets acquired as of the acquisition date.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with ASC Topic 805, with GAHR III treated as the accounting acquiror in the Merger and the AHI Acquisition. Accordingly, the unaudited pro forma condensed combined financial information reflects GAHR III’s allocation of the purchase price consideration to the assets acquired and liabilities assumed from NewCo and GAHR IV with the excess purchase price recorded as goodwill.

This unaudited pro forma condensed combined financial information should be read in conjunction with:

•	these notes to the unaudited pro forma condensed combined financial information;

•

the separate historical unaudited condensed consolidated financial statements of GAHR IV as of and for the nine months ended September 30, 2021, included in our Quarterly Report on Form 10-Q, as filed with the SEC on November 15, 2021; and

•	our separate historical audited consolidated financial statements as of and for the year ended December 31, 2021, included in our Annual Report on Form 10-K, as filed with the SEC on March 25, 2022.

2. Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in our audited financial statements for the year ended December 31, 2021.

Upon consummation of the Merger and AHI Acquisition, management performed a comprehensive review of GAHR III’s, GAHR IV’s, and AHI’s accounting policies. Based on their analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

3. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021

AHI Acquisition Transaction Accounting Adjustments

(a)

To eliminate NewCo’s revenues attributed to the management contracts with GAHR III and the corresponding expenses recognized by GAHR III during the period, which are net of amounts capitalized to the balance sheet.

(b)

To eliminate the expenses associated with AHI assets that were not contributed to NewCo. Additionally, the adjustment also includes elimination of noncontrolling interest income, as NewCo is wholly owned by the Operating Partnership.

(c)

To allocate net loss attributable to the additional noncontrolling interest resulting from the issuance of the OP units to the AHI Principals, Platform Healthcare Investor T-II, LLC, Flaherty Trust, and a wholly owned subsidiary of Griffin Capital (collectively, the “NewCo sellers”).

Merger Transaction Accounting Adjustments

(d)

To eliminate NewCo’s revenues attributed to the management contracts with GAHR IV and the corresponding expenses recognized by GAHR IV during the period, which are net of amounts capitalized to the balance sheet.

(e)

To eliminate GAHR IV’s historical contra revenue related to the amortization of above- and below- market leases and to record contra revenue based on the fair values of acquired above and below market leases.

(f)

To record compensation expense for 477,901 time-based shares of our restricted Class T common stock and 159,301 performance-based restricted stock units representing the right to receive shares of our Class T common stock upon vesting that were granted to our certain executive officers as result of the Merger. Additionally, to record compensation expense for 319,149 time-based shares of our restricted Class T common stock that were granted to certain of our key employees as result of the Merger.

(g)	To eliminate GAHR IV’s historical depreciation expense and to record depreciation expense based on the fair value of the acquired real estate investments.

(h)	To eliminate GAHR IV’s historical amortization expense and to record amortization expense based on the fair value of the acquired intangible assets.

(i)

To eliminate GAHR IV’s historical amortization related to deferred financing costs and unamortized discounts and premiums, and to record adjusted amortization based on the fair value of debt assumed in the Merger.

(j)

To eliminate GAHR IV’s income or loss from unconsolidated entities (such as Trilogy Investors, LLC) and GAHR III’s income or loss attributable to GAHR IV’s noncontrolling interests in Trilogy Investors, LLC.

(k)	To allocate loss (income) attributable to the additional noncontrolling interest resulting from the issuance of OP units to NewCo sellers.

(l)

Represents the pro forma basic and diluted loss from continuing operations per share calculated using the historical weighted average shares of our common stock outstanding. The pro forma basic and diluted weighted average shares outstanding include vested amounts of the new stock grants issued as part of the Merger Agreement. The pro forma diluted loss from continuing operations per share and the pro forma diluted weighted average shares outstanding are also adjusted to reflect the impact of the issuance of the OP units to the NewCo sellers.